EXHIBIT 2.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
BETWEEN
MARBOB ENERGY CORPORATION
AND
THE OTHER SELLERS PARTY HERETO
AS SELLERS
AND
CONCHO RESOURCES INC.
AS BUYER
July 19, 2010

i

EXHIBITS
Exhibit 1.02(m) — Office Property
Exhibit 7.14(b) — Residence Property
Exhibit A — Subject Interests
Exhibit B — Wells, Interests and Allocated Values
Exhibit C — Contracts
Exhibit D — Form of Promissory Note
Exhibit E — Form of Assignment and Bill of Sale
Exhibit F — Form of Office Assignment
Exhibit G — Form of Office Deed
Exhibit H — Form of Opinion

SCHEDULES

Schedule 1.03	Excluded Assets
Schedule 5.06	Taxes
Schedule 5.07	Environmental Matters
Schedule 5.09	Litigation
Schedule 5.12	Oil and Gas Operations
Schedule 5.13	Hydrocarbon Sales Agreements
Schedule 5.14	Offsite Disposal

Schedule 5.16	Gas Imbalances
Schedule 5.17	Preferential Rights and Consents
Schedule 5.18	Unplugged Wells
Schedule 5.20	G&G Data
Schedule 5.21	Operations
Schedule 5.23	Area of Mutual Interest and Other Agreements
Schedule 5.25	Expenses
Schedule 5.26	Bonds and Letters of Credit
Schedule 5.27	Suspense Accounts
Schedule 5.28	Financial Matters
Schedule 5.30	Benefit Plan Matters
Schedule 7.12	Scheduled Employees
Schedule 10.02(a)(iv)	Specified Wells

v

INDEX OF DEFINED TERMS

Term	Page

1060 Allocation	4
AAA Rules	51
Acquisition Transaction	30
Additional Assets	41
AFE’s	26
affiliate	58
Aggregate Default Threshold	43
Agreement	1
Allocated Values	4
Assets	1
Assignment	8
Assumed Obligations	46
Business Day	58
Buyer	1
Buyer Common Stock	4
Buyer Indemnitee	46
Buyer’s AFE Representative	26
Buyer’s Auditor	29
Buyer’s Environmental Consultant	11
Buyer’s Environmental Review	11
Cash Consideration	4
Cash Consideration Adjustments	37
CERCLA	13
Claim Notice	47
Closing	36
Closing Date	36
Closing Statement	38
Code	4
Continuing Employee	31
Contracts	3
Controlled Group Liability	23
Costaplenty	1
Defect Value	7
Defects Deadline	6
Defects Notice	6
Disagreements	51
Dispose	32
Disposition Interests	33
Documents	53
Drilling Plan	26
Effective Time	5
Employees	21
Environmental Defect	12
Environmental Defect Value	13
Environmental Defects Notice	13
Environmental Information	12
Environmental Laws	12
ERISA	23
ERISA Affiliate	23
Exchange	56
Excluded Assets	3
Existing Suppliers	32
Filings	29
Final Settlement Date	38
Final Statement	39
Fraud	43
G&G Data	3
Gas Imbalance	37
Good and Defensible Title	6
Governmental Authority	12
HSR Act	29
Hydrocarbon Sales Agreement	19
Hydrocarbons	2
Identified Claim	5
Indemnified Party	47
Indemnifying Party	47
Interim Period	5
JRG LLC	1
Lands	1
law	58
Leases	1
Losses	46
Marbob	1
Material Adverse Effect	35
Mcf	37
Net Revenue Interest	6
Notice of Disagreement	38
Offer Notice	33
Offeree	33
Offeror	32
Office Assignment	8
Office Deed	8
Office Permitted Encumbrances	9
Office Property	3

Term	Page

Parties	1
Party	1
Permits	2
Permitted Encumbrances	9
person	58
Personal Property	2
Pitch	1
Plan	23
Post-Closing Adjustment	39
Promissory Note	4
Purchase Price	4
Records	3
Referee	51
Referee Election Notice	51
Residence Property	32
Retained Obligations	45
Scheduled Employees	31
SEC	28
Securities Act	29
Securities Consideration	23
Securities Laws	29
Seller	1
Seller Indemnitees	46
Sellers	1
Sellers’ Disclosure Schedule	15
Sellers’ Financial Statements	21
Sellers’ O&G Business	41
Sellers’ Representative	56
Specified Wells	36
Stock Consideration	4
Subject Interest	1
Subject Interests	1
Surface Rights	2
Suspense Accounts	37
Termination Date	43
Termination Payment	44
Third-Party Claim	47
Title Defect	5
Treasury Regulations	4
Wells	2
Working Interest	6

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made and entered into this 19th day of July, 2010, by and among Marbob Energy Corporation, a New Mexico corporation (“Marbob”), Pitch Energy Corporation, a New Mexico corporation (“Pitch”), Costaplenty Energy Corporation, a New Mexico corporation (“Costaplenty”) and John R. Gray, LLC, a New Mexico limited liability company (“JRG LLC” and, collectively with Marbob, Pitch and Costaplenty, the “Sellers” and each such person individually a “Seller”) and Concho Resources Inc., a Delaware corporation (“Buyer”).
     Buyer and Sellers are collectively referred to herein as the “Parties,” and are sometimes referred to individually as a “Party.”
W I T N E S S E T H:
     WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, the Assets, all upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, the Parties hereby agree as follows:
ARTICLE I
ASSETS
     Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from each Seller, and each Seller agrees to sell the Assets to Buyer at the Closing.
     Section 1.02 Assets. The term “Assets” means all of each Seller’s right, title and interest, whether legal or equitable, in and to the following (and shall not, for the avoidance of doubt, include the Excluded Assets):
     (a) (i) the oil, gas and/or mineral leases described or referred to in Exhibit A, together with all amendments, supplements, renewals, extensions or ratifications thereof (the “Leases”), (ii) all surface rights and estates, oil, gas and/or mineral leasehold, fee mineral, royalty, overriding royalty and other oil, gas and/or mineral interests in and to the lands described in Exhibit A or the lands covered by the Leases, assignments and other instruments described or referred to in Exhibit A (the “Lands”), (iii) all Leases and Lands related to the Wells and (iv) any other oil, gas and/or mineral leases, operating rights, surface rights and estates, oil, gas and/or mineral leasehold, fee mineral, royalty, overriding royalty or other oil, gas and/or mineral interests and similar interests owned by any Seller, wherever located, including all such interests owned by any Seller located in the States of Arkansas, New Mexico, Oklahoma or Texas (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);
     (b) all reversionary, back-in, net profits, carried, convertible, non-consent, operating rights and other interests in, incident to or appurtenant to the Subject Interests or Wells;

     (c) all rights incident to the Subject Interests, including (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbons produced after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;
     (d) all wells located on the Lands or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including the wells described in Exhibit B (such wells, together with the behind pipe, proved developed nonproducing, proved undeveloped and unproved wells or well locations identified on Exhibit B being collectively called the “Wells”);
     (e) all easements, rights-of-way, surface leases, surface use agreements, surface fee or other surface or subsurface interests and estates related to or used or useful in connection with the Subject Interests (the “Surface Rights”), including all Surface Rights described or referred to in Exhibit A (including any appendixes thereto describing or referring to particular surface interests or estates);
     (f) all permits, licenses, franchises, registrations, certificates, exemptions, consents, approvals and other similar rights and privileges related to or used or useful in connection with the ownership or operation of the Subject Interests, the Wells or the Surface Rights (the “Permits”);
     (g) all personal property, equipment, fixtures, inventory and improvements located on or owned, used or useful in connection with the Subject Interests, the Wells or the Surface Rights or with the production, treatment, gathering, transportation, compression, storage, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including (i) wellhead equipment, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities and other materials, supplies, computers, software programs, furniture, equipment, trailers, rolling stock, facilities and machinery and (ii) vehicles, tools, and communication equipment used by or useful for Scheduled Employees (collectively, the “Personal Property”);
     (h) all contracts, agreements and other written arrangements described in Exhibit C, and all other contracts and agreements, including all production sales contracts, farmout agreements, operating agreements, service agreements, equipment leases, division orders, unit agreements, gas gathering and transportation agreements, candidate conservation agreements, water acquisition or disposal agreements and other similar agreements, but only to the extent the same relate to the Subject Interests, the Wells, the Surface Rights, the Permits, the Personal
Property, the Office Property or the G&G Data (collectively, the “Contracts”);
     (i) originals (or copies to the extent that (A) Sellers do not own or possess originals or (B) any of the following principally relates to the financial, tax and accounting records or other personal matters of owners of the Sellers) of all books, records, files, muniments of title, reports and similar documents and materials that relate to the foregoing interests, Office Property, or any Employees that accept offers of employment with Buyer or any affiliate of Buyer and that are, in each case, in the possession or control of, or maintained by, any Seller or any affiliate of any Seller, including all contract files, title files, title records, title opinions, abstracts of title, property ownership reports, well files, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, regulatory records, accounting and financial records, production records, tax records, personnel records and operational records (the “Records”);
     (j) all claims, rights and causes of action including causes of action for breach of warranty, against third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action affect the value of any of the foregoing interests after the Effective Time, and where necessary to give effect to the assignment of such rights, claims and causes of action, each Seller grants to Buyer the right to be subrogated to such rights, claims and causes of action;
     (k) all geological, geophysical and seismic data (including raw data and interpretive data whether in written or electronic form) relating to the Subject Interests, other than such data which cannot be transferred without the consent of or payment to any third party (the “G&G Data”);
     (l) all rights and benefits arising from or in connection with any wellhead gas imbalances or pipeline imbalances attributable to Hydrocarbons produced from the Wells as of the Effective Time; and
     (m) the lands shown on Exhibit 1.02(m) within the cross-hatched outline and all improvements located thereon, including the office building known as 2208 West Main Street, Artesia, New Mexico (the “Office Property”), together with all equipment, computers, fixtures and furniture therein or appurtenant thereto.
     Section 1.03 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute a sale, transfer, assignment or conveyance to Buyer of, and Buyer will not acquire any of any Seller’s right, title and interest in and to, the assets set forth on Schedule 1.03 (the “Excluded Assets”).
ARTICLE II
PURCHASE PRICE
     Section 2.01 Purchase Price. The total consideration (the “Purchase Price”) for the purchase, sale and conveyance of the Assets to Buyer is as follows, subject to adjustment in accordance with the terms of this Agreement:
     (a) cash in the aggregate amount of $1,450,000,000 (the “Cash Consideration”), payable to Sellers’ Representative at Closing by means of a completed federal funds transfer to one or more accounts in such amounts (which shall not exceed such aggregate amount) as are designated in a written notice delivered by Sellers’ Representative to Buyer no less than three Business Days prior to Closing;
     (b) issuance to Pitch of an unsecured promissory note of Buyer in the aggregate principal amount of $150,000,000, which promissory note will: (i) bear interest at the rate of 8% per annum, payable in cash semi-annually in arrears; (ii) be payable as to principal in a lump-sum on the eighth anniversary of the Closing Date; (iii) provide for the option for Buyer to prepay the principal, together with interest accrued thereon, from time to time, in whole or in part, without penalty or premium; and (iv) will be in substantially the form attached to this Agreement as Exhibit D (the “Promissory Note”); and
     (c) issuance to Pitch of the aggregate number (rounded down to the nearest whole number) of shares of common stock (“Buyer Common Stock”), par value $0.001 per share, of Buyer determined by dividing $50,000,000 by the purchase price per share of Buyer Common Stock paid by the purchasers under that certain Common Stock Purchase Agreement, dated as of July 19, 2010 between the Company and the purchasers thereunder (the “Stock Consideration”).
     Section 2.02 Allocated Values. The Purchase Price is allocated among the Assets by Buyer as set forth in Exhibit B (the “Allocated Values”). The Parties agree that the Purchase Price and any other items constituting consideration for tax purposes will be allocated among the Assets in a manner that is consistent with the Allocated Values and in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder the (“Treasury Regulations”) and any comparable provisions of state or local law, as applicable (the “1060 Allocation”). Each Seller and Buyer shall file Internal Revenue Service Form 8594 (and any applicable forms required under state or local law) in a timely manner consistent with the 1060 Allocation and will not take any position inconsistent therewith in any tax return, refund claim, or proceeding, unless otherwise required pursuant to a final determination as defined in Section 1313 of the Code. Any adjustments to the Purchase Price made subsequent to Closing shall be allocated to the Assets in the same manner as set forth in this Section 2.02.
ARTICLE III
EFFECTIVE TIME
     Section 3.01 Ownership of Assets. If the transactions contemplated by this Agreement are consummated in accordance with the terms of this Agreement, (a) the ownership of the Assets (other than any Additional Assets transferred to Buyer after the Closing) shall be transferred from Sellers to Buyer on the Closing Date and (b) the ownership of any Additional Assets transferred to Buyer after the Closing shall be transferred from Sellers to Buyer on the date of the transfer of each such Additional Asset to Buyer pursuant to Section 10.09(b) but, in the case of both clauses (a) and (b), effective for all purposes as of 7:00 a.m. local time at the location of each Asset on (i) the first day of the month in which the Closing occurs if the Closing occurs on or prior to the 10th day of such month or (ii) the first day of the month next succeeding the month in which the Closing occurs if the Closing occurs after the 10th day of such month (the “Effective Time”).

ARTICLE IV
TITLE AND ENVIRONMENTAL MATTERS AND IDENTIFIED CLAIMS
     Section 4.01 Examination Period. From and after the date of this Agreement until the Closing (the “Interim Period”), Sellers shall make available for inspection and shall permit Buyer and/or its representatives to examine and copy, at all reasonable times (including on weekends, holidays and before, during and after normal business hours if requested by Buyer) in Sellers’ offices or the offices of Sellers’ accountants, attorneys or other representatives, the Leases, the Surface Rights, the Contracts, the Permits, the Records, the G&G Data and all abstracts of title, title opinions, title files, ownership maps, lease files, Contracts files, assignments, division orders, operating and accounting records, correspondence, agreements and other files and materials pertaining to any of the Assets, insofar as the same may now be, or may hereafter become, in the possession or control of any Seller or any affiliate of any Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on such Seller or its affiliates or such data (provided that Sellers shall use reasonable best efforts to obtain consent for disclosure and copying).
     Section 4.02 Title Defects and Identified Claims Definitions.
     (a) The term “Title Defect,” as used in this Agreement, means, with respect to any given Asset other than Office Property, any encumbrance, encroachment, irregularity, defect in or objection to a Seller’s ownership of such Asset (expressly excluding Permitted Encumbrances) that causes such Seller, or Buyer from and after the Closing, not to have Good and Defensible Title to such Asset.
     (b) The term “Identified Claim,” as used in this Agreement, means claims, demands, losses, any requirement to deliver operations of an Asset to another party, or penalties which could be reasonably expected to materially diminish the operation or value of an Asset other than any Office Property after the Closing; provided, however, Identified Claims shall not include (i) Permitted Encumbrances, (ii) the costs of routine plugging and abandoning of wellbores, (iii) Title Defects or (iv) Environmental Defects.
     (c) The term “Good and Defensible Title,” as used in this Agreement, means, with respect to a given Asset other than Office Property, such ownership by any Seller in such Asset that, subject to and except for the Permitted Encumbrances:
     (i) with respect to each Well or Well location set forth in Exhibit B, entitles such Seller (and Buyer, from and after the Closing) to receive not less than the percentage or decimal interest set forth in Exhibit B as such Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from such Well or Well location as to the currently producing interval in each producing Well and as to the interval or zone identified in Exhibit B with respect to each non-producing Well or Well location, all without reduction, suspension or termination of such interest throughout the productive life of such Well or Well location, except as specifically set forth in Exhibit B;

     (ii) with respect to each Well or Well location set forth in Exhibit B, obligates such Seller (and Buyer, from and after the Closing) to bear not greater than the percentage or decimal interest set forth in Exhibit B as such Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development, drilling, equipping, testing, completing, sidetracking, working and operation of such Well or Well location as to the currently producing interval in each producing Well and as to the interval or zone identified in Exhibit B with respect to each non-producing Well or Well location, all without increase throughout the productive life of such Well or Well location, except as specifically set forth in Exhibit B and except to the extent any such increase is accompanied by a proportionate increase in the applicable Net Revenue Interest;
     (iii) with respect to the Subject Interests and Surface Rights, is owned of record (from the appropriate records of the applicable county, parish, country and, in the case of U.S. federal leases, from the appropriate records of the applicable office in the Bureau of Land Management and, in the case of U.S. state leases, from the appropriate records of the applicable State Land Office);
     (iv) with respect to each Well or Well location set forth in Exhibit B located within the jurisdiction of any municipality, having the required Permits necessary to drill and operate any such Well or Well location; and
     (v) is free and clear of all liens, obligations, encumbrances and defects in title.
     Section 4.03 Notice of Title Defects and Identified Claims.
     (a) If Buyer discovers any Title Defect or Identified Claim affecting any Asset, Buyer may, at its option, notify Sellers’ Representative prior to 6:00 p.m., local time in Midland, Texas, on October 15, 2010 (the “Defects Deadline”) of such Title Defect or Identified Claim. To be effective, such notice (a “Defects Notice”) must (i) be in writing, (ii) be received by Sellers’ Representative prior to the Defects Deadline, (iii) describe the Title Defect or Identified Claim, (iv) to the extent known, identify the specific Asset or Assets affected by such Title Defect or Identified Claim, and (v) include Buyer’s good faith estimate of the Defect Value of such Title Defect or Identified Claim. Any matters that may otherwise constitute a Title Defect or Identified Claim, but of which Sellers’ Representative has not been notified by Buyer in accordance with this Section 4.03(a), shall be deemed to have been waived by Buyer, except to the extent any unasserted Title Defect or Identified Claim would constitute (A) a breach of Sellers’ special warranty of title contained in the Assignment, (B) a breach of any of Sellers’ representations or warranties set forth in Article V (subject to Section 15.13) or (C) a Retained Obligation. Upon the receipt by Sellers’ Representative of any Defects Notice from Buyer, Sellers shall have the option, but not the obligation, to attempt to cure such Title Defect or Identified Claim to Buyer’s reasonable satisfaction at any time prior to the Closing.
     (b) The value attributable to each Title Defect or Identified Claim (the “Defect Value”) that is asserted by Buyer in a Defects Notice shall be determined based upon the criteria set forth below:

     (i) if a Title Defect is a lien upon any Asset, the Defect Value is the amount necessary to be paid to remove the lien from the affected Asset;
     (ii) if a Title Defect asserted is that the Net Revenue Interest attributable to any Well or Well location is less than that stated in Exhibit B, then the Defect Value is the product of any Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto set forth in Exhibit B and the actual Net Revenue Interest, and the denominator of which is the applicable Net Revenue Interest set forth in Exhibit B;
     (iii) if a Title Defect or Identified Claim represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Defect Value shall be determined by Buyer taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect or Identified Claim, the legal effect of the Title Defect or Identified Claim, the potential economic effect of the Title Defect or Identified Claim over the life of the affected Asset and the Defect Values placed upon the Title Defect or Identified Claim by Buyer;
     (iv) if a Title Defect or Identified Claim is not then currently in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Defect Value;
     (v) the Defect Value of a Title Defect or Identified Claim shall be determined without duplication of any costs or losses included in another Defect Value under this Agreement;
     (vi) notwithstanding anything in this Agreement to the contrary the Defect Value of a Title Defect or an Identified Claim may not exceed the Allocated Value of the affected Asset;
     (vii) Buyer’s right to assert Title Defects and Identified Claims hereunder shall not be diminished or otherwise adversely affected by any materiality qualification contained in any of Sellers’ representations and warranties in Article V; and
     (viii) such other factors as are reasonably necessary to make a proper evaluation.
     Section 4.04 Remedies for Title Defects and Identified Claims.
     (a) With respect to each Title Defect or Identified Claim described in a Defects Notice that is not cured on or before the Closing to Buyer’s reasonable satisfaction, the Defect Values for such Title Defects and Identified Claims asserted by Buyer in such Defects Notice shall be included in the Aggregate Default Threshold. If Closing occurs, then, except as provided in Sections 4.06 and 4.07, there shall be no adjustment to the Purchase Price for Title Defects or Identified Claims.

     (b) If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 4.07 shall apply.
     (c) Any dispute regarding the validity of any Title Defect, Identified Claim and/or Defect Value asserted by Buyer in a Defects Notice shall be a Disagreement subject to exclusive and final resolution by a Referee in accordance with Article XIV and Sellers’ Representative may elect to submit such Disagreement to a Referee in accordance with Article XIV. Subject to the termination right set forth in Section 11.01(d), the Closing shall be delayed until the resolution of all such Disagreements. If Sellers’ Representative does not so submit any such Disagreement with respect to any Title Defect or Identified Claim or any Defect Value for any Title Defect or Identified Claim to a Referee in accordance with Article XIV within five Business Days after the delivery to Sellers’ Representative from Buyer of the Defects Notice asserting such Title Defect or Identified Claim or such Defect Value for such Title Defect or Identified Claim then (i) Sellers shall be deemed to have waived any rights to object to or dispute such Title Defect or Identified Claim and any such Defect Value for any such Title Defect or Identified Claim and (ii) such Defect Value shall become final and binding for all purposes of this Agreement.
     Section 4.05 Warranty of Title. The documents to be executed and delivered by each Seller to Buyer transferring title to the Assets (other than the Office Property) as required by this Agreement, including the Assignment and Bill of Sale attached as Exhibit E (the “Assignment”), shall provide for a special warranty of title, subject to Permitted Encumbrances. The documents to be executed and delivered by each Seller to Buyer transferring title to the Office Property as required by this Agreement, including (a) the Assignment and Bill of Sale attached as Exhibit F (the “Office Assignment”) and (b) the Special Warranty Deed attached as Exhibit G (the “Office Deed” ), shall each provide for a special warranty of title, subject to (i) liens of the types described in clauses (b) and (c) of the definition of “Permitted Encumbrances” and (ii) easements, rights-of-way, servitudes and similar rights that individually and in the aggregate do not and will not materially interfere with the ownership, operation, development or value of the Office Property (the matters described in clauses (i) and (ii) of this sentence, the “Office Permitted Encumbrances”). The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:
     (a) the Leases and operating agreements set forth in Exhibit A and Exhibit C, to the extent complete executed copies of the same (with all exhibits, schedules and attachments) are included in the Records and the same do not operate to reduce the respective Net Revenue Interests of any Seller, or Buyer from and after the Effective Time, below those set forth in Exhibit B or subclause (h) of Schedule 5.12, increase the respective Working Interests of any Seller, or Buyer from and after the Effective Time, above those set forth in Exhibit B or subclause (h) of Schedule 5.12 without a corresponding increase in the subject Net Revenue Interests, delay or prevent timely drilling and development of the Subject Interests or receipt of proceeds of Hydrocarbon production therefrom, or materially interfere with, diminish or detract from the operation, development, ownership or value of the affected Asset;
     (b) any unfiled materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business where payment of such amounts is not delinquent, and (i) that any Seller has agreed to retain or pay pursuant to the terms of this Agreement or (ii) for which any Seller is responsible for paying or releasing, and which are released, at the Closing;
     (c) any current period liens for taxes and assessments affecting the Assets that are not yet due or delinquent, to the extent any Seller has agreed to pay the same pursuant to the terms of this Agreement or which are to be prorated pursuant to the terms this Agreement;
     (d) to the extent that the same do not and will not at any time materially interfere with the ownership, operation, development or value of the Assets, any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by any Seller or over which any Seller owns rights-of-way, easements, permits or licenses;
     (e) all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded; provided that such matters do not operate to reduce the respective Net Revenue Interests of any Seller, or Buyer from and after the Effective Time, below those set forth in Exhibit B or subclause (h) of Schedule 5.12 or increase the respective Working Interests of any Seller, or Buyer from and after the Effective Time, above those set forth in Exhibit B or subclause (h) of Schedule 5.12 without a corresponding increase in the subject Net Revenue Interests;
     (f) preferential rights to purchase or similar agreements with respect to which (i) written waivers or consents are obtained from the appropriate parties for the transactions contemplated by this Agreement, or (ii) required written notices have been given for the transactions contemplated by this Agreement to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;
     (g) required third party consents to assignments or similar agreements with respect to which written waivers or consents are obtained from the appropriate parties for the transactions contemplated by this Agreement;
     (h) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;
     (i) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws of such Governmental Authorities;
     (j) Title Defects and Identified Claims which Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement; and

     (k) liens and encumbrances which are released at Closing pursuant to Section 10.07(i).
     Section 4.06 Preferential Rights to Purchase. Sellers shall use reasonable best efforts to comply with all preferential right to purchase provisions encumbering any Asset prior to the Closing. Prior to the Closing, Sellers shall notify Buyer of the existence of any preferential purchase rights and if any preferential purchase rights are exercised or if the requisite period has elapsed without said rights having been exercised. If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase such Asset pursuant to the aforesaid offer, the interest so affected will be eliminated from the Assets and the Cash Consideration shall be reduced by the Allocated Value of such Asset. Otherwise, the interest offered as aforesaid shall be conveyed to Buyer at the Closing subject to any preferential right to purchase of any third party for which notice has been given but the time period for response by the holder of such preferential right extends beyond the Closing and Buyer shall assume all duties, obligations and liabilities arising from such preferential right to purchase. Without limiting the foregoing, if any such third party timely and properly elects to purchase an interest in any Asset subject to a preferential right to purchase after the Closing Date, Buyer shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest.
     Section 4.07 Consents to Assignment. Sellers shall use reasonable best efforts to obtain all necessary consents from third parties to assign the Assets to Buyer prior to Closing (other than governmental approvals that would be customarily obtained after Closing). To the extent such consents are not obtained by Sellers or Buyer prior to Closing, then such failure shall constitute a Title Defect as to that portion of the Assets affected thereby. Notwithstanding anything in this Agreement to the contrary, Buyer, at its sole option, shall have the right to exclude any Asset which is subject to a consent to assignment that has not been obtained prior to Closing. If Buyer elects to exclude any such Asset, then the Cash Consideration shall be reduced at Closing by an amount equal to the Allocated Value of the Asset excluded. If Buyer elects to acquire such Asset at Closing even though a consent to assignment has not been obtained, Buyer shall assume all obligations in connection with such failure to obtain such consent, and such obligations shall be Assumed Obligations under this Agreement.
     Section 4.08 Environmental Review.
     (a) Buyer shall have the right to conduct or cause its environmental consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Defects Deadline (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review shall be borne solely by Buyer. Buyer shall (and shall instruct Buyer’s Environmental Consultant to): (i) consult with Sellers’ Representative before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with any Seller’s operations, and (iii) comply with all applicable laws. Each Seller will assist Buyer in obtaining any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review. Sellers shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s

Environmental Review. Sellers shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review, and Buyer shall give Sellers’ Representative notice not less than 24 hours before any visits by Buyer or Buyer’s Environmental Consultant to the Assets; provided that, if Buyer timely provides such notice with respect to any such visit, then Buyer or Buyer’s Environmental Consultant may proceed with such visit at such times and at such places as are indicated in such notice regardless of whether a representative or representatives of Sellers is present at such visit. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Sellers’ Representative. BUYER HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS EACH SELLER, AND ITS AFFILIATES, AND THEIR RESPECTIVE FORMER, CURRENT OR FUTURE, PARTNERS, MEMBERS, SHAREHOLDERS, OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES, FROM AND AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS OF ANY KIND OR CHARACTER (INCLUDING THOSE CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS RESULTING FROM A SELLER’S JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY BUT EXPRESSLY NOT INCLUDING THOSE CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS RESULTING FROM A SELLER’S (OR ANY OF ITS PARTNER’S, MEMBER’S, SHAREHOLDER’S, OWNER’S, OFFICER’S, DIRECTOR’S, MANAGER’S, EMPLOYEE’S, AGENT’S OR REPRESENTATIVE’S) SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) ARISING OUT OF OR RELATING TO BUYER’S ENVIRONMENTAL REVIEW.
     (b) The provisions of this Section 4.08(b) shall apply (i) prior to the Closing and (ii) if the Closing does not occur. Unless otherwise required by applicable law, Buyer shall (and shall instruct Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and, unless required by law, Buyer shall not (and shall instruct Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Sellers’ Representative. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall (to the extent practicable and unless prohibited by law) provide Sellers’ Representative with reasonable advance notice prior to any such disclosure so as to allow Sellers’ Representative to seek a protective order, or seek any other remedy, as it deems appropriate under the circumstances. Regardless as to whether or not Sellers’ Representative is able to obtain such a protective order or other remedy, Buyer shall be permitted to disclose such Environmental Information without any liability hereunder to the extent legally compelled.
     Section 4.09 Environmental Definitions.
     (a) Environmental Defect. For purposes of this Agreement, the term “Environmental Defect” means: (i) any written notice from a Governmental Authority asserting or alleging a violation of an Environmental Law; (ii) a condition on or affecting an Asset which violates an Environmental Law, Lease or Contract or that precludes or materially restricts development or continued operation of the Asset; (iii) a condition on or affecting an Asset with respect to which remedial or corrective action is required under Environmental Law; and (iv) any failure by a Seller or the operator of an Asset to perform or fulfill obligations imposed under Environmental Law, unless, in the case of clauses (i)-(iv) above, such Environmental Defect has been cured to Buyer’s reasonable satisfaction or has been waived by Buyer.
     (b) Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.
     (c) Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” means all laws, statutes, ordinances, court decisions, rules, regulations and authorizations of any Governmental Authority pertaining to (i) protection of health or the environment or (ii) the prevention of pollution or remediation of contamination, as the same may be interpreted by applicable court decisions or administrative orders, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Oil Pollution Act of 1990, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.
     (d) Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” means, with respect to any Environmental Defect, the amount, as of the Closing Date, of the estimated costs and expenses to correct or remediate such Environmental Defect in a manner consistent with Environmental Laws and applicable Leases, Contracts and agreements. If an Environmental Defect involves any harm to a third party, such as personal injury or property damage, the Environmental Defect Value may include costs and expenses reasonably necessary to address and resolve the harm or injury.
     Section 4.10 Notice of Environmental Defects. If Buyer discovers any Environmental Defect affecting the Assets, Buyer may, at its option, notify Sellers’ Representative prior to the Defects Deadline of such alleged Environmental Defect. To be effective, such notice (an “Environmental Defects Notice”) must (a) be in writing, (b) be received by Sellers’ Representative prior to the Defects Deadline, (c) describe the Environmental Defect, (d) to the extent known, identify the specific Assets affected by such Environmental Defect, and (e) include Buyer’s estimate of the Environmental Defect Value of the Environmental Defect. Any matters that may otherwise constitute Environmental Defects, but of which Sellers’ Representative has not been specifically notified by Buyer in accordance with this Section 4.10, shall be deemed at Closing to have been waived by Buyer for all purposes and constitute an Assumed Obligation. Upon the receipt by Sellers’ Representative of any Environmental Defects Notice from Buyer, Sellers shall have the option, but not the obligation, to attempt to cure any such Environmental Defect to Buyer’s reasonable satisfaction at any time prior to the Closing.
     Section 4.11 Remedies for Environmental Defects.
     (a) With respect to each asserted Environmental Defect described in an Environmental Defects Notice that is not cured to Buyer’s reasonable satisfaction on or before the Closing, the Environmental Defect Values for such Environmental Defects asserted by Buyer in such Defects Notice shall be included in the Aggregate Default Threshold. If the Closing occurs, there shall be no adjustment to the Purchase Price for Environmental Defects.
     (b) Any dispute regarding the validity of any Environmental Defect and/or Environmental Defect Value asserted by Buyer in an Environmental Defects Notice shall be a Disagreement subject to exclusive and final resolution by a Referee pursuant to Article XIV and Sellers’ Representative may elect to submit such Disagreement to a Referee in accordance with Article XIV. Subject to Section 11.01(d), the Closing shall be delayed until the resolution of all such Disagreements. If Sellers’ Representative does not so submit any such Disagreement with respect to any Environmental Defect or any Environmental Defect Value for any Environmental Defect to a Referee in accordance with Article XIV within five Business Days after the delivery to Sellers’ Representative from Buyer of the Environmental Defects Notice asserting such Environmental Defect or such Environmental Defect Value for such Environmental Defect then (i) Sellers shall be deemed to have waived any rights to object to or dispute such Environmental Defect and any such Environmental Defect Value for any such Environmental Defect and (ii) such Environmental Defect Value shall become final and binding for all purposes of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers hereby jointly and severally represent and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, as follows. Each Seller hereby acknowledges that Buyer is relying on the following representations and warranties in entering into this Agreement.
     Section 5.01 Existence; Qualification. Each of Marbob, Pitch and Costaplenty is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. JRG LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Mexico. Each Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Each Seller is duly qualified, registered and licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the Assets owned or operated by such Seller or the nature of the business conducted by such Seller make such qualification necessary. Each Seller’s headquarters and principal offices are all located in the State of New Mexico.

     Section 5.02 Legal Power. Each Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of any Seller’s organizational documents, (b) any material agreement or instrument to which any Seller is a party or by which any Seller or the Assets are bound or (c) any judgment, order, ruling or decree applicable to any Seller or the Assets, or any law applicable to any Seller or the Assets.
     Section 5.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate or limited liability company action, as applicable, on the part of each Seller. This Agreement has been duly and validly executed and delivered by each Seller, and each of the documents required to be executed and delivered by each Seller at the Closing will be duly and validly executed and delivered by each Seller at or prior to the Closing. This Agreement constitutes, and the documents to be executed and delivered by each Seller at the Closing will constitute, the legal, valid and binding obligations of such Seller enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and general equitable principles.
     Section 5.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of any Seller or any affiliate of any Seller for which Buyer or any affiliate of Buyer has or will have any liabilities or obligations (contingent or otherwise).
     Section 5.05 Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or, to the knowledge of Sellers, threatened against any Seller.
     Section 5.06 Taxes. Except as set forth in Schedule 5.06 of the disclosure schedule to this Agreement prepared by Sellers and delivered to Buyer on the date of this Agreement (the “Sellers’ Disclosure Schedule”), (a) each Seller has timely paid and discharged all ad valorem, property, production, severance, excise and other taxes and assessments based on or measured by the ownership and operations of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom as are due and payable and (b) each Seller has timely filed all tax returns, declarations, reports, and information returns required to be filed in connection with the ownership and operation of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom. No taxing authority or agency, domestic or foreign, has asserted or is now asserting or, to the knowledge of Sellers, threatening (in writing or otherwise) to assert against the Assets or any Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. No Seller has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any tax affecting the Assets. None of the Assets are deemed by agreement or law to be held by a partnership for federal and/or state income tax purposes.

     Section 5.07 Environmental Matters. Except as set forth in Schedule 5.07 of the Sellers’ Disclosure Schedule, (a) to the knowledge of Sellers, no environmental or physical condition on or affecting any Asset violates any Environmental Laws, Lease, Contract or other agreement in any material respect or otherwise precludes or materially impairs the development or continued operation of any Asset; and (b) to the knowledge of Sellers, no condition or event has occurred with respect to any Asset that, with notice or the passage of time, or both, would require action by any Seller or, after Closing, Buyer to remedy, stabilize, neutralize, clean up or otherwise alter the environmental or physical condition of any such Asset. Except as set forth in Schedule 5.07 of the Sellers’ Disclosure Schedule, there are no civil, criminal or administrative actions, lawsuits, demands, litigation, claims or hearings pending, or to the knowledge of Sellers’ threatened (in writing or otherwise), relating to an alleged breach of Environmental Laws on or with respect to the Assets, and no Seller or any affiliate of any Seller has received any notice, in writing or otherwise, from any Governmental Authority or any other person that the operation of any Asset is in violation of any Environmental Laws, Contract, Lease or other agreement or that any Seller or any predecessor in title of any Seller is responsible (or potentially responsible) for remedying, stabilizing, neutralizing or cleaning up any pollutants, contaminants, or hazardous or toxic waste, substances or materials at, on, or beneath any such Asset. Sellers’ operation of the Assets and, to Sellers’ knowledge, all operation of the Assets conducted by third parties are and have been in compliance with Environmental Laws in all material respects.
     Section 5.08 Compliance with Law. No Seller is in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) could constitute a violation of or default under (a) any applicable law related to the Assets or (b) any Lease, Surface Right, Permit or Contract.
     Section 5.09 Litigation. Except as set forth in Schedule 5.09 of the Sellers’ Disclosure Schedule: (a) no civil, criminal or administrative action, suit, investigation or other proceeding of any Governmental Authority or other party is pending or, to the knowledge of Sellers, threatened (in writing or otherwise) against any Seller affecting the Assets, nor are there any facts or circumstances existing which could reasonably be expected to give rise to any such action, suit, investigation or other proceeding; and (b) no Seller is subject to any outstanding injunction, judgment, order, decree, settlement agreement, conciliation agreement, letter of commitment, deficiency letter or ruling affecting the Assets (other than routine oil and gas field regulatory orders applicable generally to the oil and gas industry). There is no civil, criminal or administrative action, suit, investigation or other proceeding pending or, to the knowledge of Sellers, threatened (in writing or otherwise) against or affecting any Seller that questions the validity or enforceability of this Agreement or the transactions contemplated by this Agreement.
     Section 5.10 Office Property; Leases.
     (a) All of the Office Property is owned by Marbob, free and clear of all liens, obligations, encumbrances and defects in title, other than Office Permitted Encumbrances. The improvements located on the Office Property are free from material structural and mechanical defects (including roof defects) and have been used by Sellers in the ordinary course of business and remain as of the date of this Agreement in suitable and adequate condition for such continued use. Sellers have full right and authority to use and operate all of such improvements, subject to applicable laws. Such improvements are being used, occupied, and maintained in all material respects by Sellers in accordance with all applicable easements, contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations. Certificates of occupancy and all other material licenses, permits, authorizations and approvals required by any Governmental Authority having jurisdiction over the Office Property have been issued for the applicable Seller’s occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. There is no pending or, to the knowledge of Sellers, threatened (in writing or otherwise) condemnation, eminent domain or similar proceeding or special assessment affecting any of the Office Property, nor has any Seller or any affiliate of any Seller received notification that any such proceeding or assessment is contemplated.
     (b) All of the Leases are in full force and effect insofar as they cover the lands and depths described on Exhibit A. Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of the Seller party thereto and, to the knowledge of Sellers, each other party thereto. Neither any Seller nor any affiliate of any Seller has received from any other party to a Lease any notice, whether in writing or otherwise, of termination or intention to terminate any Lease and, to the knowledge of Sellers, no event has occurred which (with notice or lapse of time, or both) would constitute a default under any Lease or give any Seller or any other party to any such Lease the right to terminate or modify any Lease. No Seller and, to the knowledge of Sellers, no other party to any Lease is in material breach of the terms, provisions or conditions of such Lease.
     Section 5.11 Material Contracts. Except for the Contracts listed in Exhibit C and the Leases, there are no Contracts affecting the Assets which could reasonably be expected to have or result in a material adverse effect on the Assets or the ongoing operation of the Assets if such Contract were either (a) breached by any party thereto or (b) terminated, cancelled, amended or modified. Each Contract listed in Exhibit C is in full force and effect and constitutes a legal, valid and binding obligation of the Seller party thereto and, to the knowledge of Sellers, each other party thereto. Neither any Seller nor any affiliate of any Seller has received from any other party to a Contract listed in Exhibit C any notice, whether in writing or otherwise, of termination or intention to terminate any such Contract and, to the knowledge of Sellers, no event has occurred which (with notice or lapse of time, or both) would constitute a default under any such Contract or give any Seller or any other party to any such Contract the right to terminate or modify such Contract. No Seller and, to the knowledge of Sellers, no other party to any Contract listed on Exhibit C is in material breach of the terms, provisions or conditions of such Contract. Except as identified on Exhibit C, no Seller has entered into any Contracts affecting the Assets within 90 days prior to the date of this Agreement which cannot be cancelled at any time upon 90 days (or less) prior notice without penalty or other cost.
     Section 5.12 Oil and Gas Operations. Except as set forth in Schedule 5.12 of the Sellers’ Disclosure Schedule (with reference to the relevant clause of this Section 5.12):
     (a) none of the Wells have been produced in excess of their allowable production such that they are subject to being shut-in or to any overproduction penalty, and no Seller has received any payment for Hydrocarbon production from any Well which is subject to refund or recoupment out of future production;
     (b) there have been no changes proposed to reduce the production allowables for any Well;
     (c) all of the Wells have been (if drilled) drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with the applicable Leases, Contracts, laws and Permits;
     (d) no Seller has abandoned any Well operated by it, except in accordance with the applicable Leases, Contracts, laws and good oil and gas industry practices;
     (e) proceeds from the sale of Hydrocarbons produced from and attributable to the Assets are being received by Sellers in a timely manner and no portion thereof is being held in suspense for any reason;
     (f) no person has any call on, option to purchase, or similar rights with respect to Hydrocarbon production attributable to the Assets for a price less than the generally prevailing market price in the area of the subject Asset;
     (g) all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of Hydrocarbon production from the Assets, have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all respects, except for those for which any Seller has a legal right to suspend;
     (h) except as set forth on Exhibit B, none of the Wells have a payout balance which will result in a reduction in any Seller’s interest therein after payout occurs;
     (i) all of the Wells that have been drilled and completed have been drilled and completed on lands currently covered by the Leases or on lands properly pooled or unitized therewith; and
     (j) other than the Excluded Assets, no affiliate of any Seller owns any right, title or interest in any oil, gas and/or mineral leases, operating rights, oil, gas and/or mineral leasehold interests, oil, gas and/or mineral overriding royalty interests or similar interests.
     Section 5.13 Hydrocarbon Sales Agreements. Except as set forth in Schedule 5.13 of the Sellers’ Disclosure Schedule:
     (a) none of the Hydrocarbon Sales Agreements will require as of or after the Closing Date, Buyer to sell or deliver Hydrocarbons for a price materially less than the generally prevailing market price that would have been, or would be, received pursuant to an arm’s-length contract for a term of one month with an unaffiliated third-party purchaser;
     (b) there have been no claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Sales Agreements, and no Seller has made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Sales Agreements;
     (c) payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;
     (d) no purchaser under any Hydrocarbon Sales Agreement has notified, whether in writing or otherwise, any Seller or any affiliate of any Seller (or, to the knowledge of Sellers, the operator of any Asset) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement or has otherwise failed or refused to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise;
     (e) no Seller is obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment, “take-or-pay” or similar provision, production payment, or any other arrangements to deliver Hydrocarbons produced from an Asset at some future time without then and thereafter receiving full payment therefor;
     (f) the Hydrocarbon Sales Agreements are of the type generally found in the oil and gas industry, and do not, individually or in the aggregate, contain unusual or unduly burdensome provisions;
     (g) there are no Hydrocarbon Sales Agreements pertaining to the Assets that provide for a fixed price and that cannot be cancelled at any time upon 90 days (or less) prior notice without penalty or other cost; and
     (h) the Assets are not subject to any Hydrocarbon Sales Agreements, gathering or transportation contracts or other Contracts which include provisions for hedging, price or interest rate risk management or other similar financial arrangements or transactions which will affect or burden the Assets from and after the Closing.
     For purposes of this Agreement, the term “Hydrocarbon Sales Agreement” means any sales, purchase or marketing Contract that is currently in effect and under which any Seller is a seller of Hydrocarbons produced from the Assets (other than “spot” sales agreements entered into in the ordinary course of business with a term of three months or less, terminable by such Seller without penalty on 30 days notice or less, and which provide for a price not less than the market price that would be received pursuant to an arms-length contract for the same term with an unaffiliated third party purchaser).
     Section 5.14 Offsite Disposal. Except as set forth in Schedule 5.14 of the Sellers’ Disclosure Schedule, no Seller has disposed of any produced water, hazardous substances or solid waste materials generated on the Assets or used on the Assets, at sites off of the Assets.

     Section 5.15 Affiliate Transactions. There are no transactions or Contracts affecting any of the Assets between any Seller and any affiliate of any Seller or any present or former partner, member, shareholder, owner, officer, director or manager of any Seller or any affiliate of any Seller that will continue beyond the Closing.
     Section 5.16 Gas Imbalances. Except as set forth in Schedule 5.16 of the Sellers’ Disclosure Schedule, there are no gas well or gas pipeline imbalances with respect to any of the Wells or Subject Interests.
     Section 5.17 Preferential Rights and Consents. Except as set forth in Schedule 5.17 of the Sellers’ Disclosure Schedule, there are no material preferential rights to purchase or consents to assignment that are applicable to the Assets and the transactions contemplated by this Agreement.
     Section 5.18 Unplugged Wells. Except for wells listed in Schedule 5.18 of the Sellers’ Disclosure Schedule, there are no dry holes, or shut-in or otherwise inactive wells, located on the Subject Interests or on lands pooled or unitized therewith, except for wells that have been plugged or abandoned in compliance with applicable laws, and except for wells drilled to depths not included within the Subject Interests.
     Section 5.19 Materials Provided to Buyer. The historical revenue, expense, production, completion, accounting, financial and other data, records and information relating to the Assets that has been and will be provided by or on behalf of Sellers to Buyer and Buyer’s representatives pursuant to this Agreement has been and will be true and correct in all material respects. In connection with this Agreement or the documents furnished to Buyer and Buyer’s representatives under this Agreement, no Seller has (a) employed any device, scheme or artifice to mislead or defraud Buyer or any third party, (b) made any untrue statements of a material fact or omitted any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (c) engaged in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Buyer or any third party.
     Section 5.20 G&G Data. Schedule 5.20 of the Sellers’ Disclosure Schedule lists all of the data that would be G&G Data but for consent payment requirements.
     Section 5.21 Operations. Schedule 5.21 of the Sellers’ Disclosure Schedule, together with the Drilling Plan, contains a true and complete list of (a) all authorizations for expenditures for all drilling operations applicable to the Assets in excess of $100,000 or for capital expenditures applicable to any Asset in excess of $100,000 that have been proposed by any party to be conducted on or after the date of this Agreement, whether or not accepted by any Seller or any other party, and (b) all authorizations for expenditures in excess of $100,000 and written commitments for all drilling operations in excess of $100,000 applicable to the Assets or for other capital expenditures applicable to any Asset in excess of $100,000 for which all of the activities anticipated in such authorizations for expenditures or commitments have not been completed by the date of this Agreement. Except as set forth in Schedule 5.21 of the Sellers’ Disclosure Schedule or in the Drilling Plan, no proposals, whether in writing or otherwise, are currently outstanding by any Seller or other working interest owners to drill additional wells, or to deepen, plug back, rework existing Wells, or to conduct other operations for which consent is required under the applicable operating agreement or to conduct any other operations other than normal operation of existing Wells on the Subject Interests.
     Section 5.22 Access. Sellers have a legal right of access to all of the Lands, Leases and Wells, and following the Closing Buyer will have a legal right of access to all of the Lands, Leases and Wells.
     Section 5.23 Area of Mutual Interest and Other Agreements. Except as set forth in Schedule 5.23 of the Sellers’ Disclosure Schedule, none of the Assets are subject to (a) any area of mutual interest agreement or (b) any farmout agreement, farmin agreement, participation agreement, purchase and sale agreement or similar agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time.
     Section 5.24 Permits. Sellers possess all Permits, including Permits required under Environmental Laws, required to be obtained for conducting their business with respect of the Assets as presently conducted, and no Seller and no affiliate of any Seller has received any notice, whether in writing or otherwise, of any violations of the Permits that remain uncured or that any Permit will not be renewed. Each Seller is and has been at all times in compliance with (a) all laws applicable to it or by which any of the Assets is bound or subject and (b) all Permits. To the knowledge of Sellers, no condition exists, which if known by a Governmental Authority, would present a substantial risk that any Permit could be revoked, suspended, adversely modified, not renewed, impaired, restricted, terminated, forfeited or a substantial fine could be imposed as a result of such condition.
     Section 5.25 Expenses. In the ordinary course of business, Sellers have paid all lease operating expenses, capital expenses, joint interest billings and other costs and expenses attributable to the ownership and operation of the Assets in a timely manner before becoming delinquent, except such costs and expenses as are disputed in good faith by Sellers and set forth in Schedule 5.25 of the Sellers’ Disclosure Schedule.
     Section 5.26 Bonds and Letters of Credit. Except as set forth in Schedule 5.26 of the Sellers’ Disclosure Schedule, there are no bonds, letters of credit, guarantees or other similar commitments held by Sellers that are required by third parties in order for Sellers to own the Assets, and if operated by any Seller or an affiliate of any Seller, to operate the Assets.
     Section 5.27 Suspense Accounts. Schedule 5.27 of the Sellers’ Disclosure Schedule sets forth the true and complete amount, as of July 13, 2010, of all third party proceeds of production from the Assets being held in suspense by any Seller.
     Section 5.28 Financial Matters. Sellers have delivered to Buyer copies of the financial statements listed on Schedule 5.28 of the Sellers’ Disclosure Schedule (such financial statements collectively being referred to as the “Sellers’ Financial Statements”). The Sellers’ Financial Statements, including the notes thereto, fairly present in all material respects the financial position of the Sellers as of the dates thereof and the results of operations of the Sellers for the periods indicated.
     Section 5.29 Employee Matters.
     (a) Sellers have prepared and delivered to Buyer an employee information letter, dated as of the date of this Agreement, which sets forth a true, correct and complete list as of the date of this Agreement of the individuals employed by any Seller or any affiliate of any Seller whose primary work duties relate to the Assets (collectively, the “Employees”). The employee information letter described in the preceding sentence shows each Employee’s name, job title (and, if not apparent from such job title, a description of such Employee’s duties), original hire date, service date, base salary or wages, bonus and other compensation for which the Employee is eligible, employer’s name, visa status (if applicable) and, if presently on leave other than vacation, leave status (listing the reason for such leave and its duration).
     (b) Each Seller and its affiliates have not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the bargaining representative of any of the Employees. Neither any Seller nor any affiliate of any Seller is a party to or bound by any collective bargaining agreement, other labor contract or individual agreement applicable to any Employees. There are no collective bargaining agreements, other labor contract or individual agreements relating to the Employees. To the knowledge of Sellers no union organizational campaign or representation petition is currently pending with respect to any of the Employees.
     (c) There is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or threatened (in writing or otherwise) against or affecting any Seller or any affiliate of any Seller relating to the Employees.
     (d) In relation to the Employees, none of Sellers or their respective affiliates are subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former Employee or applicant for employment, labor union or other employee representative, or any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies, and no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of any Seller or any affiliate of any Seller which has any present material effect (or could have any future material effect) on any such Seller, its affiliates or the employment and labor practices and policies of any such Seller or its affiliates.
     (e) All Employees and former Employees have been, or will have been on or before the Closing, paid in full all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them that was accrued by them prior to the Closing, payable in accordance with the obligations of Sellers and their respective affiliates under any employment or labor practices and policies, or any collective bargaining agreement or individual agreement to which any Seller or any affiliate of any Seller is a party, or by which any Seller or any affiliate of any Seller may be bound.

     (f) All Employees are lawfully authorized to work in the United States according to federal immigration laws.
     (g) Other than with respect to Buyer’s obligations under Section 7.12, Sellers and their respective affiliates are not a party to any agreements or arrangements or subject to any requirement that in any manner requires or may require Buyer to hire any Employee or restrict Buyer from relocating, consolidating, merging or closing, in whole or in part, any portion of the business, subject to applicable law.
     (h) Sellers and their respective affiliates have not terminated the employment of an Employee within 90 days prior to the date of this Agreement other than for cause.
     Section 5.30 Benefit Plan Matters.
     (a) Schedule 5.30 of the Sellers’ Disclosure Schedule includes a true and complete list of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to or by any Seller or any affiliate of any Seller for the benefit of the Employees:
     (i) each “employee benefit plan,” as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and
     (ii) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 5.30(a)(i).
     (b) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of any Seller or any ERISA Affiliate that would be, or could become, a liability following the Closing of Buyer or any of its affiliates. As used in the preceding sentence, (i) the term “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under sections 206(g), 302 or 303 of ERISA, (3) under sections 412, 430, 431, 436 or 4971 of the Code, (4) as a result of the failure to comply with the continuation of coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (5) under corresponding or similar provisions of any foreign law, and (ii) the term “ERISA Affiliate” means any entity, trade or business that is a member of a group described in section 414(b), (c), (m) or (o) of the Code or section 4001(b)(1) of ERISA that includes any Seller, or that is a member of the same “controlled group” as any Seller pursuant to section 4001(a)(14) of ERISA.
     Section 5.31 Investment Representations.

     (a) The Sellers: (i) represent that Pitch is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act; (ii) represent that Pitch has total assets in excess of $10,000,000; (iii) represent that Pitch has such knowledge and experience in financial and business matters such that Pitch is capable of evaluating the merits and risks of an investment in the Stock Consideration and the Promissory Note (collectively, the “Securities Consideration”) and of making an informed investment decision; (iii) acknowledge that the issuance of the Securities Consideration to Pitch hereunder is a speculative investment suitable only for an investor that is able to bear the economic consequences of losing its entire investment and confirm that Pitch is able to bear such risk and the other economic risks of the transactions contemplated by this Agreement; (iv) acknowledge that there are substantial restrictions on the transferability of the Securities Consideration to be issued hereunder, and accordingly, it may not be possible for Pitch to liquidate Pitch’s investment in case of emergency and (v) confirm that Pitch is able to hold the Securities Consideration indefinitely unless a subsequent sale or other disposition thereof is registered under the Securities Act or made pursuant to an exemption from such registration requirements.
     (b) Sellers have had access to all public filings made by Buyer with the SEC and have undertaken such investigation as they deemed necessary to enable them to make an informed and intelligent decision with respect to the acquisition of the Securities Consideration pursuant to this Agreement. Sellers have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the Securities Consideration and the business, properties, prospects, and financial condition of Buyer.
     (c) Pitch is acquiring the Securities Consideration for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Securities Consideration in violation of applicable securities laws. No Seller is a party to any contract or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities Consideration.
     (d) Sellers understand and acknowledge that: (i) the Securities Consideration has not been registered pursuant to the Securities Act or under any state securities laws; and (ii) the Securities Consideration will, upon its sale to Pitch by Buyer, and thereafter, be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Securities Consideration cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In connection therewith, Sellers represent that they are familiar with Rule 144 promulgated under the Securities Act and understand the resale limitations imposed thereby and by the Securities Act. Sellers acknowledge that a legend indicating that the Securities Consideration sold to Pitch pursuant to this Agreement has not been registered under applicable federal and state securities laws and referring to the restrictions on transferability and sale of the Securities Consideration pursuant to this Agreement or otherwise may be placed on any certificates or other documents delivered to Pitch or any substitute therefor and any transfer agent of Buyer may be instructed to require compliance therewith.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers, as of the date of this Agreement and as of the Closing Date, as follows. Buyer hereby acknowledges that Sellers are relying on the following representations and warranties in entering into this Agreement.
     Section 6.01 Existence; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full legal power, right and authority to carry on its business in the State of Texas as such is now being conducted and as contemplated to be conducted. Buyer is duly qualified, registered and licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by such Seller or the nature of the business conducted by such Seller make such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair the ability of Buyer to perform its obligations under this Agreement.
     Section 6.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of Buyer’s organizational documents, (b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound or (c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law applicable to Buyer.
     Section 6.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and each of the documents required to be executed and delivered by Buyer at the Closing will be duly and validly executed and delivered by Buyer at or prior to the Closing. This Agreement constitutes, and the documents to be executed and delivered by Buyer at the Closing will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and general equitable principles.
     Section 6.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).
     Section 6.05 Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or, to the knowledge of Buyer, threatened against Buyer.

     Section 6.06 Litigation. There is no suit, action, claim, investigation or inquiry by any person or by any Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS
     Section 7.01 Operation of the Assets Prior to the Closing.
     (a) Sellers have prepared and delivered to Buyer a Drilling Plan, dated as of the date of this Agreement (the “Drilling Plan”), which shows (i) the specific areas of drilling and the number of wells proposed to be drilled prior to the Closing by each of the Sellers, (ii) the costs expected to be incurred in connection therewith and (iii) any authorizations for expenditures authorized in connection therewith.
     (b) During the Interim Period, Sellers shall (i) operate the Seller-operated Assets and use reasonable best efforts to cause any other operators to operate and administer the non-operated Assets in a good and workmanlike manner consistent with their past practices, and in material compliance with all applicable Leases, Contracts, laws and Permits, (ii) carry on Sellers’ business with respect to the Assets in substantially the same manner as before execution of this Agreement and in accordance with the Drilling Plan, (iii) give prompt written notice to Buyer of any notice of asserted default or violation received or given by any Seller under any Lease, Contract, law, or Permit affecting any Asset, (iv) maintain each Seller’s existing insurance with respect to the Assets and (v) give Buyer the opportunity to discuss matters related to the Assets with such officers, managers, employees, accountants, consultants, counsel and other agents and representatives of each Seller as Buyer deems reasonably necessary or appropriate for the purpose of familiarizing itself with the Assets. Notwithstanding the foregoing, during the Interim Period, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, Sellers will not: (A) cause the Assets to be developed, maintained or operated in a manner substantially inconsistent with prior operations or the Drilling Plan; (B) abandon any part of the Assets; (C) make any non-consent elections with respect to operations affecting the Assets or propose, agree to or commence any operations on the Assets anticipated to cost as to Sellers’ interest in the Assets in excess of $100,000 per operation, except (1) emergency operations, (2) operations required under presently existing authorizations for expenditures (“AFE’s”) described on Schedule 5.21 of the Sellers’ Disclosure Schedule or in the Drilling Plan, (3) operations undertaken to avoid any penalty provision of any applicable agreement or order and (4) operations expressly contemplated by the Drilling Plan (with respect to all such operations, Sellers shall notify Buyer as soon as reasonably practicable); (D) convey, encumber, relinquish or dispose of any part of the Assets or any operating or other rights related thereto (other than the sale or disposal of personal property and equipment replaced with items of comparable or superior quality in the normal course of business and the sale of Hydrocarbons produced from the Assets in the regular course of business); (E) enter into any agreement amending, modifying, relinquishing or terminating all or any part of the Assets; or (F) enter into any agreements affecting the Assets or the ownership, development or operation thereof, unless otherwise expressly contemplated by the Drilling Plan. During the Interim Period, Sellers shall promptly provide Buyer with copies of all AFE’s and correspondence concerning the Assets, including all drilling reports, notices, demands, regulatory filings and notices and division orders. With respect to AFE’s in excess of $100,000 to Sellers’ interest, Sellers shall forward same to E. Joseph Wright, at the address for Buyer set forth in Section 15.11, telephone: 432.683.7443, or to such other person (such person, the “Buyer’s AFE Representative”) and at such other address or phone number as may be designated by Buyer to Sellers in accordance with Section 15.11, as soon as reasonably practicable following receipt thereof. Buyer’s AFE Representative shall review and respond to same to Dean Chumbley at the address for Sellers set forth in Section 15.11, telephone: (575) 748-5988, or to such other person and at such other address or phone number as may be designated by Sellers to Buyer in accordance with Section 15.11, within five Business Days of receipt thereof. In the event Buyer does not timely respond to any such AFE, Buyer shall be deemed to have responded to same in the same manner as Sellers elects to vote.
     (c) During the Interim Period, Sellers will promptly pay, when due, all expenses, taxes, revenues, royalties, overriding royalties and other obligations attributable to the Assets and will not, without the prior written consent of Buyer waive any rights accruing after the Effective Time with respect to any of the Assets.
     (d) During the Interim Period, Sellers shall not (i) increase the compensation or benefits of any Employee, (ii) terminate the employment of any Employee other than for cause (followed by prompt written notice to Buyer), or (iii) enter into any collective bargaining agreement, other labor contract or individual agreement (including any employment, bonus, retention, severance, or change of control agreement) with or applicable to any Employee. During the Interim Period, Sellers shall assist Buyer in contacting, providing access to and offering employment to any Employees identified by Buyer.
     Section 7.02 Operation of the Assets After the Closing. With respect to all Assets operated by any Seller or any affiliate of any Seller, on the Closing Date Sellers will tender operations of such Assets to Buyer. It is expressly understood and agreed that no Seller shall be obligated to continue operating any of such Assets following the Closing and, to the extent permitted by applicable operating agreements, Buyer hereby assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing. Each Seller shall make its personnel available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition to Buyer as the operator. Each Seller will use its reasonable best efforts to assist Buyer in becoming the duly elected, appointed or successor operator of all of the Assets presently operated by such Seller or any of its affiliates.
     Section 7.03 Access to Information. During the Interim Period, each Seller will give Buyer and Buyer’s agents and representatives reasonable access to all of the Records and, without limiting Section 7.08, each Seller agrees to cause its officers, managers, employees, agents and representatives to furnish Buyer and Buyer’s agents and representatives with such financial and operating data and other information with respect to the Assets as Buyer, its agents and representatives may from time to time reasonably request, including such information as is necessary to review the Closing Statement prepared pursuant to Section 10.03(b). Buyer shall have the right during the Interim Period to make and retain copies of the Records at Buyer’s expense.
     Section 7.04 Consents. During the Interim Period, each Seller will use its reasonable best efforts to obtain the consent or approval of each person whose consent or approval is required in order to consummate the transactions contemplated by this Agreement.
     Section 7.05 Accounting. During the Interim Period, each Seller will cooperate with and assist Buyer in the transition of the accounting and regulatory reporting for the Assets.
     Section 7.06 Revenues, Costs and Expenses. If Closing occurs, subject to this Section 7.06, Sellers and Buyer will properly allocate revenues, costs and expenses before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. Except as described below with respect to the Specified Wells, all costs and expenses incurred in the operation of the Assets before the Effective Time will be borne by Sellers and all proceeds from the sale of Hydrocarbons produced from or attributable to the Assets prior to the Effective Time will be the property of Sellers. Except as described below with respect to the Specified Wells, all costs and expenses (other than income taxes, franchise taxes, and similar taxes paid by or imposed on any Seller that are based on net income, gross income or gross receipts) incurred in the operation of the Assets after the Effective Time will be borne by Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Assets after the Effective Time will be the property of Buyer. With respect to the Specified Wells, (a) the costs described in Section 10.02(a)(iv) shall be borne by Buyer from and after July 1, 2010, (b) all other costs and expenses shall be borne by Sellers prior to the Effective Time and Buyer after the Effective Time and (c) all proceeds from the sale of Hydrocarbons produced from or attributable to the Specified Wells before July 1, 2010 will be the property of Sellers and all proceeds from the sale of Hydrocarbons produced from or attributable to the Specified Wells from and after July 1, 2010 will be the property of Buyer. Ad valorem taxes, property taxes and other similar obligations with respect to the Assets will be prorated between Sellers and Buyer as of the Effective Time in accordance with Section 10.06. Notwithstanding anything to the contrary in this Section 7.06, Sellers shall retain all revenues, costs, expenses, liabilities and obligations with respect to any Excluded Asset and any Additional Asset that is not transferred to Buyer pursuant to the terms of this Agreement.
     Section 7.07 Sellers’ Knowledge. If, after the date of this Agreement, any Seller obtains knowledge of any fact which results in any representation or warranty of Sellers contained in this Agreement being inaccurate in any respect, Sellers will promptly provide Buyer with written notice thereof.
     Section 7.08 Cooperation in Connection with Regulatory Matters.
     (a) The Parties agree to cooperate with each other and use reasonable best efforts to contest and resist, any civil, criminal or administrative actions, suits, investigations or other proceedings, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.
     (b) From and after the date of this Agreement, Sellers shall, and shall cause their respective affiliates and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives to, use their reasonable best effort to cooperate with Buyer, its affiliates and their agents and representatives in connection with compliance with Buyer’s and its affiliates’ tax, financial, or other reporting requirements and audits, including (i) any filings with any Governmental Authority and (ii) any filings that may be required by the Securities and Exchange Commission (the “SEC”), under securities laws applicable to Buyer and its affiliates, including the filing by Buyer with the SEC of one or more registration statements to register any securities of Buyer under the Securities Act of 1933 (the “Securities Act”) or of any report required to be filed by Buyer under the Securities Exchange Act of 1934 (together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (collectively, the “Filings”). Further, from and after the date of this Agreement, Sellers agree to make available to Buyer and its affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Assets in Sellers’ or their respective affiliates’ possession or control reasonably required by Buyer, its affiliates and their agents and representatives in order to prepare for Buyer or its affiliates, if required, in connection with such Filings, financial statements relating to the Assets or to Sellers or their respective affiliates meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Assets or otherwise related to Sellers or their respective affiliates required to complete any audit associated with such financial statements.
     (c) Without limiting the generality of Sections 7.08(a) and 7.08(b), as soon as practicable following the date of this Agreement (or at such other time as may be mutually agreed between the Parties), the Parties shall make such filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), with respect to the transactions contemplated by this Agreement, which filings shall include a request for early termination of any applicable waiting period. Thereafter, the Parties shall file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise including requests for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the Execution Date. Each Party shall cause its counsel to furnish each of the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the Parties’ preparation of necessary filings or submissions under the provisions of the HSR Act. Each Party shall cause its counsel to supply to each other Party copies of the date stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority. Buyer shall pay the statutory filing fee associated with any filings under the HSR Act.
     (d) Without limiting the generality of Sections 7.08(a) and 7.08(b), from and after the date of this Agreement, Sellers shall, and shall cause their respective affiliates to, use their respective reasonable best efforts to cooperate with the independent auditors chosen by Buyer

(“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of the Assets or of Sellers or their respective affiliates that Buyer or any of its affiliates requires to comply with the requirements of the Securities Laws or other tax, financial or reporting requirements. Sellers’ cooperation will include (i) full access to Sellers’ officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) delivery of one or more customary representation letters from each Seller to Buyer’s Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to issue an opinion acceptable to Buyer’s Auditor with respect to an audit or review of those financial records required pursuant to this Section 7.08(d) and (iii) obtaining the consent of the independent auditor of Sellers that conducted any audit of such financial statements to be named as an expert in any report filed by Buyer with the SEC. Buyer will reimburse each Seller, within 10 Business Days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by such Seller in complying with the provisions of this Section 7.08(d).
     (e) For a period of three years following the Closing, each Seller shall, and shall cause its affiliates to, retain all books, records, information and documents in its or its affiliates’ possession that are necessary to prepare and audit financial statements with respect to the Assets or otherwise relating to Sellers or their respective affiliates, except to the extent originals or copies thereof are transferred to Buyer in connection with Closing.
     Section 7.09 Non-Competition. Each Seller expressly covenants and agrees that for a period of three years from and after the Closing Date, such Seller will not, and will cause its affiliates not to, directly or indirectly, solicit, own, acquire an interest in or participate in any of the lands covered by the Subject Interests. In the event any Seller breaches the above covenant, Buyer shall have the right to cause such Seller or its affiliate to sell, transfer and assign to Buyer the interest in the lands covered by the Subject Interests that was acquired by such Seller or its affiliate in violation of the above covenant free and clear of all liens and encumbrances and for a price equal to (a) the price paid by such Seller or its affiliate for such interest in the lands covered by the Subject Interests, (b) plus, any capital expenditures made by such Seller or its affiliate with respect to such interest, and (c) minus, any revenues (net of normal operating expenses) received by such Seller or its affiliate from such interest.
     Section 7.10 No Further Negotiations.
     (a) During the Interim Period, each Seller will not, and will not permit any of the partners, members, shareholders, owners, officers, directors, managers, employees, agents or representatives of such Seller or its affiliates to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired entity, any transaction involving a merger, consolidation, business combination, purchase or disposition of any of the Assets or any equity interests of such Seller or any of its affiliates other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person, any information concerning the business, operations, properties or assets of such Seller or its affiliates in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.
     (b) Each Seller shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any proposal or offer from any person other than Buyer to effect an Acquisition Transaction or any request for non-public information relating to such Seller or any of its affiliates or for access to the properties, books or records of such Seller or any affiliate by any person other than Buyer. Such notice shall indicate the identity of the person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of such Seller, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Each Seller shall keep Buyer informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.
     (c) Each Seller shall (and shall cause the partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives of such Seller and its affiliates to) immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Buyer) conducted heretofore with respect to any of the foregoing.
     Section 7.11 Confidentiality. Each Seller agrees that any facts, information know-how, processes, trade secrets, customer lists or other confidential matters or non-public information that relate in any way to the Assets or the transactions contemplated by this Agreement shall be maintained in confidence and shall not be divulged by such Seller or its affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 7.11) or as required by applicable laws, including applicable securities laws and regulations; provided that, before any Seller or any of its affiliates discloses any of the foregoing as may be required by applicable laws, such person shall give Buyer reasonable advance notice to the extent practicable and give Buyer an opportunity to take such reasonable actions to minimize the required disclosure. Buyer and each Seller (subject to compliance with the foregoing) shall have the right to disclose any information related to this Agreement to the extent required by contracts existing on the date of this Agreement or applicable laws.
     Section 7.12 Employee Matters.
     (a) On the date that is two Business Days prior to the Closing Date, Sellers’ Representative shall provide Buyer with an updated list of the Employees as of such date. On or before the Closing Date, but effective as of the Closing Date, Buyer shall, or Buyer shall cause an affiliate of Buyer to, make offers of employment to all Employees who are (i) employed by Sellers or affiliates of Sellers on the Closing Date and (ii) listed on Schedule 7.12 (the employees listed on Schedule 7.12, collectively, the “Scheduled Employees”). Each such offer of employment shall be for employment in Artesia, New Mexico and all other terms and conditions of each such offer of employment shall be on terms and conditions determined by Buyer in its sole discretion. As used in this Agreement, the term “Continuing Employee” means each individual who accepts an offer of employment from Buyer or an affiliate of Buyer as provided in the preceding provisions of this paragraph.
     (b) On or before the date that each Continuing Employee commences active duty with Buyer or an affiliate of Buyer, Sellers shall (i) take any necessary action to fully vest as of such date the Continuing Employee’s account balances and other benefits under all Plans that (1) are intended to be qualified under section 401(a) of the Code, (2) provide nonqualified deferred compensation benefits or (3) provide equity based awards, and (ii) take such actions, if any, as may be necessary to permit the continuation of loan repayments after such date by the Continuing Employee if he or she has an outstanding loan from any Plan that is intended to be qualified under section 401(a) of the Code. Such loan repayments shall be made directly by the Continuing Employee to the applicable benefit plan, and shall be permitted so long as the Continuing Employee remains employed by Buyer or any of its affiliates.
     (c) Nothing in this Agreement shall require or be construed to require Buyer or an affiliate of Buyer to continue the employment of any of their employees (including Continuing Employees) following the Closing Date, or to prevent Buyer or an affiliate of Buyer from changing the terms and conditions of employment (including compensation and benefits) of any of their employees (including Continuing Employees) following the Closing Date.
     (d) Sellers shall provide COBRA continuation coverage (within the meaning of section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage. Sellers shall take any and all necessary actions to ensure that Buyer and its affiliates are not required to provide such continuation coverage to any such individual at any time.
     Section 7.13 Supplier Matters. Buyer shall use commercially reasonable efforts to use the third-party oilfield services vendors and suppliers engaged by Sellers in the Sellers’ operation of Sellers’ O&G Business prior to the Closing (“Existing Suppliers”) in connection with Buyer’s and its affiliates’ operation of the Sellers’ O&G Business after the Closing; provided that the Existing Suppliers provide their services on terms and conditions and at a quality no less favorable to Buyer and its affiliates than those provided to Buyer and its affiliates for similar services by other vendors or suppliers. The preceding sentence shall not require or be construed to require Buyer or an affiliate of Buyer to continue the use of any Existing Supplier following the Closing Date, or to prevent Buyer or an affiliate of Buyer from changing the terms and conditions of engagement of any Existing Supplier following the Closing Date.
     Section 7.14 Right of First Refusal Regarding Marbob Headquarters and Neighboring Properties.
     (a) As used in this Section 7.14, the term “Dispose”, “Disposing” or “Disposition” means a sale, assignment, transfer, exchange or other disposition, or the acts of the foregoing.

     (b) If Buyer desires to Dispose of all or any part of its interest in the Office Property or any Seller or affiliate of a Seller, including Johnny C. Gray and his spouse and their respective heirs, representatives and estates, desires to Dispose of all or any part of the lands shown on Exhibit 7.14(b) within the cross-hatched outline or any improvements located thereon (the “Residence Property”), such Disposing person (the “Offeror”) shall give written notice (the “Offer Notice”) to (i) Sellers’ Representative, if Buyer is the Offeror or (ii) Buyer, if any Seller or affiliate of a Seller is the Offeror. The Offer Notice recipient shall be referred to herein as the “Offeree.” The Offer Notice shall include full information concerning the proposed Disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property to be Disposed of (the “Disposition Interests”), and all other terms of the offer. If the offer is a cash transaction, the Offeree shall have a preferential right to purchase the Disposition Interests on the same terms as those contained in the offer. If the offer is other than a cash transaction, the Offeree shall have the preferential right to purchase the Disposition Interests on substantially similar terms and conditions provided the economic benefits to the Offeror from such Disposition shall not be adversely affected by such preferential transaction. The Offeree shall have 15 days after the receipt of the Offer Notice within which to elect to exercise its preferential purchase right. Failure to so elect and agree to the terms and conditions of the offer within such 15-day period shall be deemed a waiver by the Offeree of the preferential purchase right. If the Offeree does not exercise the preferential purchase right, then Offeror shall be free to Dispose of the Disposition Interests to the prospective purchaser on the same terms as included in Offer Notice; provided that such Disposition is consummated within 120 days from the date of the Offer Notice. If such Disposition is not completed within the 120 day period, the proposed Disposition shall again become subject to the preferential purchase right of this Section 7.14. With respect to the preferential rights to purchase contained in this Section 7.14, (a) the Parties acknowledge the receipt of adequate consideration for same, and (b) this Agreement shall be deemed to contain sufficient words of grant to effect the purposes and terms of said preferential rights to purchase.
     Section 7.15 Waiver of Implied Liens. Sellers specifically waive and release any implied vendor’s lien, implied purchase money lien or any other lien or security interest of any kind or character against the Assets, whether statutory, at law, in equity or otherwise, which might arise or exist in connection with the consummation of the transactions contemplated by this Agreement to secure the Promissory Note or any other indebtedness or obligations of Buyer to any Seller.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF SELLERS
     The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, exclusively by Sellers (in Sellers’ sole discretion), to the extent permitted by applicable law:
     Section 8.01 Representations and Warranties. The representations and warranties of Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects, in each case, at and as of (a) the date of this Agreement and (b) the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.
     Section 8.02 Performance. Buyer shall have performed, or complied with, in all material respects, all obligations, covenants and agreements contained in this Agreement required to be performed or complied with by it at or prior to the Closing.
     Section 8.03 Approvals. All authorizations, consents, orders, approvals, declarations, or filings, or expiration of waiting periods imposed, under the HSR Act shall have been obtained or made.
     Section 8.04 Governmental Restraints. No order, decree or injunction of any Governmental Authority of competent jurisdiction shall be in effect, and no law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and no civil, criminal or administrative action, suit, investigation or other proceeding by any Governmental Authority of competent jurisdiction shall be pending that seeks to enjoin, restrain or otherwise prohibit the transactions contemplated by this Agreement.
     Section 8.05 Pending Matters. No suit, action or other proceeding that was commenced by a person other than any Seller, any affiliate of any Seller, or any of Sellers’ or their affiliates’ respective partners, members, shareholders, owners, officers, directors, managers, employees, agents or representatives shall be pending that seeks to enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement unless Buyer has agreed in a written undertaking delivered to Sellers’ Representative at or prior to the Closing to release, defend, indemnify and hold harmless each Seller, and its affiliates and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives, from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character arising out of or relating to such suit, action or other proceeding.
     Section 8.06 Delivery of the Closing Deliverables. Buyer shall have executed, acknowledged and delivered, as appropriate, to Sellers all closing deliverables described in Section 10.08.
ARTICLE IX
CONDITIONS TO OBLIGATIONS OF BUYER
     The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, exclusively by Buyer (in Buyer’s sole discretion), to the extent permitted by applicable law:

     Section 9.01 Representations and Warranties. The representations and warranties of Sellers in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Sellers in this Agreement that are qualified by materiality shall be true and correct in all respects, in each case, at and as of (a) the date of this Agreement and (b) the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.
     Section 9.02 Performance. Each Seller shall have performed, or complied with, in all material respects, all obligations, covenants and agreements contained in this Agreement required to be performed or complied with by such Seller at or prior to the Closing.
     Section 9.03 No Material Adverse Effect. After the date of this Agreement there shall not have occurred and be continuing or reasonably be expected to occur any effect, event, development or occurrence that, individually or in the aggregate with all other effects, events, developments or occurrences, is or would reasonably be expected to become materially adverse to the assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Sellers’ O&G Business (a “Material Adverse Effect”); provided that a change in oil or natural gas commodity prices shall not constitute a Material Adverse Effect.
     Section 9.04 Approvals. All authorizations, consents, orders, approvals, declarations, or filings, or expiration of waiting periods imposed, under the HSR Act shall have been obtained or made.
     Section 9.05 Governmental Restraints. No order, decree or injunction of any Governmental Authority of competent jurisdiction shall be in effect, and no law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and no civil, criminal or administrative action, suit, investigation or other proceeding by any Governmental Authority of competent jurisdiction shall be pending that seeks to enjoin, restrain or otherwise prohibit the transactions contemplated by this Agreement.
     Section 9.06 Pending Matters. No suit, action or other proceeding that was commenced by a person other than Buyer, its affiliates, or any of Buyer or its affiliates’ respective partners, members, shareholders, owners, officers, directors, managers, employees, agents or representatives shall be pending that seeks to enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
     Section 9.07 Certain Disagreements. All Disagreements regarding Title Defects, Identified Claims, Defect Values, Environmental Defects and Environmental Defect Values shall have been finally resolved in accordance with this Agreement.
     Section 9.08 Delivery of the Closing Deliverables. Sellers shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing deliverables described in Section 10.07.

ARTICLE X
THE CLOSING
     Section 10.01 Time and Place of the Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, whose address is 550 West Texas Avenue, Suite 100, Midland, Texas 79701, at 9:00 a.m., Midland, Texas time, on the second Business Day following the satisfaction or (to the extent permitted by applicable law) waiver in accordance with this Agreement of all of the conditions set forth in Articles VIII and IX (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with this Agreement on the Closing Date), but no earlier than September 1, 2010, unless another time, date or place is hereafter mutually agreed to by Sellers’ Representative and Buyer in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).
     Section 10.02 Adjustments to Cash Consideration at the Closing.
     (a) At the Closing, the Cash Consideration shall be increased by the following amounts to the extent known:
     (i) the amount of all prepaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets paid by Sellers, insofar as such prepaid taxes are attributable to periods of time after the Effective Time;
     (ii) an amount equal to all costs and expenses (including rentals, royalties, production and severance taxes, capital expenditures, insurance and lease operating expenses, but excluding income taxes, franchise taxes, and similar taxes paid by or imposed on Seller that are based on net income, gross income or gross receipts) paid by Sellers that are attributable to the Assets and attributable to the period of time from and after the Effective Time;
     (iii) the value of all merchantable Hydrocarbons attributable to the Wells in storage as of the Effective Time above the sales connection or upstream of the applicable sales meter, such value to be the current market price or the price paid, less taxes and gravity adjustments deducted by the purchaser of such Hydrocarbons;
     (iv) an amount equal to the capital costs incurred and paid by Sellers from July 1, 2010 until Closing to drill and complete the wells set forth on Schedule 10.02(a)(iv) (the “Specified Wells”); provided that, for the avoidance of doubt, such capital costs include the capital costs to drill and complete to a Specified Well’s initial objective depth and do not include any costs or expenses relating to sidetracking, deepening, recompleting or plugging back or any reworking, workover costs or expenses or lease operating expenses; and
     (v) any other amount agreed upon by the Parties.

     (b) At the Closing, the Cash Consideration shall be decreased by the following amounts to the extent known:
     (i) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership and operation of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed (and not otherwise accurately ascertainable), be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Sellers’ and Buyer’s ownership before and after the Effective Time);
     (ii) an amount equal to all revenues collected by each Seller with respect to the Assets and attributable to Hydrocarbons produced after the Effective Time;
     (iii) an amount equal to all cash in, or attributable to, accounts in which third party proceeds of production from the Assets are being held in suspense by Seller (the “Suspense Accounts”), for which Buyer has assumed responsibility under Section 12.02;
     (iv) the Allocated Value of any Subject Interest sold prior to the Closing to the holder of a preferential right pursuant to Section 4.06;
     (v) the Allocated Value of any Assets excluded pursuant to Section 4.07;
     (vi) an amount equal to all revenues collected by each Seller with respect to the Specified Wells from and after July 1, 2010; and
     (vii) any other amount agreed upon by the Parties.
     (c) If an aggregate net gas imbalance relative to the Subject Interests exists as of the Effective Time based upon the information in Schedule 5.16 or any subsequent independent gas balancing statements (a “Gas Imbalance”), the Cash Consideration shall be increased if the Subject Interests are underproduced, or decreased if the Subject Interests are overproduced, by the product of (i) the amount (measured in thousand cubic feet “Mcf”) of such Gas Imbalance, and (ii) $4.50 per Mcf.
     (d) The adjustments described in Sections 10.02(a), (b) and (c) are referred to in this Agreement as the “Cash Consideration Adjustments.”
     Section 10.03 Pre-Closing Allocations/Statement.
     (a) Provided that the Closing occurs, to the extent known at the Closing, appropriate adjustments shall be made between Buyer and Sellers so that (i) Buyer will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable production, severance, and similar taxes (but not income taxes, franchise taxes, and similar taxes based upon net income, gross income or gross receipts), and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, including all drilling costs, all capital expenditures, and all overhead charges under applicable operating or other agreements (regardless of whether any Seller or an affiliate of any Seller serves as operator prior to the Closing), and (ii) except as otherwise provided in Section 10.02(b)(vi), Sellers will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets prior to the Effective Time including all drilling costs, all capital expenditures, and all overhead charges under applicable operating or other agreements.
     (b) Not later than five Business Days prior to the Closing Date, Sellers’ Representative shall prepare and deliver to Buyer a statement of the estimated Cash Consideration Adjustments taking into account the foregoing principles (the “Closing Statement”). Sellers’ Representative shall make available to Buyer in Sellers’ offices all documents supporting the estimated Cash Consideration Adjustments. The Cash Consideration paid by Buyer to Sellers’ Representative at Closing shall be the Cash Consideration, as adjusted by the estimated Cash Consideration Adjustments set forth in the Closing Statement; provided that if Buyer notifies Sellers’ Representative on or before the Closing Date that it disputes in good faith Sellers’ Representative’s estimate of the Cash Consideration Adjustments, then the Cash Consideration paid at Closing shall be the amount that is midway between Sellers’ Representative’s and Buyer’s estimated amounts. The Cash Consideration paid at Closing shall be subject to post-Closing adjustment in accordance with Section 10.04.
     Section 10.04 Post-Closing Adjustments to Cash Consideration.
     (a) On or before 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a revised Closing Statement setting forth the actual Cash Consideration Adjustments. To the extent reasonably required by Buyer, each Seller shall, and shall cause its officers, managers, employees, agents and representatives to, assist in the preparation of the revised Closing Statement. Buyer shall provide Sellers’ Representative such data and information as Sellers’ Representative may reasonably request supporting the amounts reflected on the revised Closing Statement in order to permit Sellers’ Representative to perform or cause to be performed an audit. The revised Closing Statement shall become final and binding upon the Parties on the 60th day following receipt thereof by Sellers’ Representative (the “Final Settlement Date”), unless Sellers’ Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer in a timely manner and the Parties are unable to otherwise resolve the dispute evidenced by the Notice of Disagreement, then such dispute evidenced by the Notice of Disagreement shall be subject to exclusive and final resolution by a Referee in accordance with Article XIV. If Buyer fails to deliver to Sellers’ Representative a revised Closing Statement on or before 90 days after the Closing Date, then Sellers’ Representative may elect to compel Buyer’s delivery of a revised Closing Statement and seek the resolution of all matters related thereto by a Referee in accordance with Article XIV.

     (b) If the amount of the Cash Consideration as set forth on the Final Statement exceeds the amount of the estimated Cash Consideration paid at the Closing, then Buyer shall pay to Sellers’ Representative, in immediately available funds, the amount by which the Cash Consideration as set forth on the Final Statement exceeds the amount of the estimated Cash Consideration paid at the Closing within five Business Days after the later of Final Settlement Date and the second Business Day after Sellers’ Representative designates, in a written notice delivered by Sellers’ Representative to Buyer, one or more accounts for such payment. If the amount of the Cash Consideration as set forth on the Final Statement is less than the amount of the estimated Cash Consideration paid at the Closing, then Sellers shall pay to Buyer, in immediately available funds, the amount by which the Cash Consideration as set forth on the Final Statement is less than the amount of the estimated Cash Consideration paid at the Closing (the “Post-Closing Adjustment”), within five Business Days after the later of Final Settlement Date and the second Business Day after Buyer designates, in a written notice delivered by Buyer to Sellers’ Representative, one or more accounts for such payment. For purposes of this Agreement, the term “Final Statement” means (i) if the revised Closing Statement becomes final pursuant to Section 10.04(a), such revised Closing Statement, or (ii) upon resolution of any Disagreement regarding a Notice of Disagreement by a Referee in accordance with Article XIV, the revised Closing Statement reflecting such resolution, which the Parties shall issue following such resolution. Sellers shall be jointly and severally liable for any payment due pursuant to this Section 10.04(b).
     Section 10.05 Transfer Taxes. The Parties do not expect that there will be any sales, use or other transfer taxes imposed with respect to the property transfers undertaken pursuant to this Agreement; however, if any such sales, use or other transfer taxes are applicable to such transfers, Buyer shall be responsible for such sales, use or other transfer taxes (other than taxes on gross income, net income or gross receipts). The Parties shall use reasonable best efforts to cooperate to minimize, to the extent permissible under applicable law, the amount of any of the foregoing taxes.
     Section 10.06 Ad Valorem and Similar Taxes. All ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the Assets (but not income taxes, franchise taxes or similar taxes based upon net income, gross income or gross receipts) shall be divided or prorated between Sellers and Buyer as of the Effective Time. Sellers shall retain responsibility for such taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the period of time from and after the Effective Time. For purposes of this Agreement, the following taxes shall be divided or prorated in the following manner: (a) in the case of a tax that is attributable to the severance and production of Hydrocarbons, the portion of any such tax that is attributable to the period of time prior to the Effective Time shall be deemed to be the amount of such taxes that would be payable with respect to the ownership and operation of the Assets as of the end of the day immediately prior to the Effective Time as if such period were treated as ending as of the day prior to the Effective Time; and (ii) in the case of a tax that is in the nature of a property or ad valorem tax, the portion of any such tax that is attributable to the period of time prior to the Effective Time shall be the amount of such tax for the entire tax period (or, in the case of such tax determined on an arrears basis, the amount of such tax for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the day immediately preceding the Effective Time and the denominator of which is the number of calendar days in the entire period.
     Section 10.07 Actions of Sellers at the Closing. At the Closing, Sellers shall execute (where applicable) and deliver to Buyer the following:
     (a) the Assignment, the Office Assignment and the Office Deed in sufficient counterparts for filing in each filing jurisdiction and such other instruments, including appropriate U.S. state and U.S. federal assignments as may be reasonably necessary to convey the Assets to Buyer;
     (b) letters in lieu of transfer or division orders in form and substance reasonably satisfactory to Buyer directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production from and after the Effective Time to Buyer;
     (c) possession of the Assets;
     (d) a Closing Certificate, dated as of the Closing Date, executed by a principal executive officer of each Seller, certifying that all of the conditions set forth in Section 9.01, Section 9.02 and Section 9.03 have been satisfied;
     (e) a “non-foreign person” affidavit establishing that the transactions contemplated by this Agreement do not subject Buyer to the withholding requirement of the Foreign Investment Real Property Tax Act of 1980;
     (f) a Request for Taxpayer Identification and Certification on Form W-9 certifying each Seller’s federal employer identification number;
     (g) appropriate change of operator forms on those Assets operated by each Seller or its affiliates;
     (h) a legal opinion from Losee, Carson & Haas, P.A., counsel to Sellers, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, but substantially in the form attached to this Agreement as Exhibit H;
     (i) recorded or recordable releases of all mortgage liens, security interests, financing statements and other similar liens and encumbrances granted by any Seller or any affiliate of any Seller to its lenders which encumber the Assets;
     (j) any other documents provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
     Section 10.08 Actions of Buyer at the Closing. At the Closing, Buyer shall take possession of the Assets and execute (where applicable) and deliver to Sellers the following:

     (a) the Cash Consideration (as adjusted pursuant to the provisions of this Agreement) by wire transfer to one or more accounts in such amounts (which shall not exceed the aggregate amount of the Cash Consideration as so adjusted) as are designated in a written notice delivered by Sellers’ Representative to Buyer no less than three Business Days prior to Closing;
     (b) the Promissory Note, duly executed and issued by the Buyer in favor of Pitch;
     (c) the Stock Consideration issued to Pitch either by (i) one more certificates representing the Stock Consideration duly issued in the name of Pitch or (ii) book entry, registered in the name of Pitch at Buyer’s transfer agent (and in any case bearing the legend contemplated by the last sentence of Section 5.31(d));
     (d) a Closing Certificate, dated as of the Closing Date, executed by a principal executive officer of Buyer, certifying that all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied; and
     (e) the Assignment, the Office Assignment and any other documents provided for herein.
     Section 10.09 Further Cooperation.
     (a) Sellers shall deliver all of the Records to Buyer at the offices of Sellers located at the Office Property on the Closing Date. Sellers shall have the rights granted under Section 15.03.
     (b) From and after the date of this Agreement, if either (i) any Seller or any affiliate of any Seller determines or is advised that any Seller or any affiliate of any Seller owns any asset that should have been included on Exhibit A, B or C in order to convey to Buyer at Closing all of each Seller’s and its affiliates real and personal property interests relating to the oil and gas business owned and/or operated by such Seller or by any affiliate of any Seller (other than the Excluded Assets) (“Sellers’ O&G Business”), including any interests, the ownership of which by any affiliate of any Seller would constitute a breach of the representation and warranty of Sellers set forth in Section 5.12(j) (“Additional Assets”), or (ii) Buyer determines that any Seller or any affiliate of any Seller owns any Additional Assets, then, in the case of Additional Assets identified by Sellers or their affiliates in accordance with clause (i) of this sentence, Sellers shall promptly notify Buyer of the existence of such Additional Assets and describe such Additional Assets in detail, and, in the case of any Additional Assets (whether identified by or to Sellers or their affiliates, another person, or by Buyer) address any reasonable inquiries that Buyer may have regarding such Additional Assets, and, to the extent requested by Buyer, (1) if prior to the Closing, update Exhibit A, B or C to include such Additional Assets and transfer, or cause their respective affiliates to transfer, such Additional Assets to Buyer at Closing and (2) if after the Closing, promptly transfer, or cause their respective affiliates to promptly transfer, such Additional Assets to Buyer, in the case of any such transfer pursuant to the clauses (1) or (2) of this sentence, free and clear of all liens, obligations, encumbrances and defects in title and without any adjustment to the Purchase Price or additional consideration therefor.

     (c) After the Closing Date, each Party, at the request of any other Party and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as any other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds attributable to the Assets be paid or delivered to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party.
     (d) To the extent that any G&G Data relating to the Subject Interests cannot be transferred to Buyer at Closing without the consent of or payment to a third party, each Seller shall, subject to any confidentiality requirements related to such data, allow Buyer to review such data following the Closing.
     (e) Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer shall use its reasonable best efforts to cause the conditions to the Closing set forth in Article VIII to be satisfied and Sellers shall use their reasonable best efforts to cause the conditions to the Closing set forth in Article IX to be satisfied.
ARTICLE XI
TERMINATION
     Section 11.01 Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:
     (a) by mutual written consent of the Parties;
     (b) by Sellers if there shall have been a breach or inaccuracy of Buyer’s representations and warranties in this Agreement or a failure by Buyer to perform its obligations, covenants and agreements contained in this Agreement that (i) would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 8.01 or Section 8.02 and (ii) cannot be or has not been cured by the earlier of (1) 30 days after the giving of written notice by Sellers to Buyer of such breach, inaccuracy or failure and (2) the Termination Date;
     (c) by Buyer if there shall have been a breach or inaccuracy of Sellers’ representations and warranties in this Agreement or a failure by any Seller to perform its obligations, covenants and agreements contained in this Agreement that (i) would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 9.01, Section 9.02 or Section 9.03 and (ii) cannot be or has not been cured by the earlier of (1) 30 days after the giving of written notice by Buyer to Sellers’ Representative of such breach and (2) the Termination Date;

     (d) by any Party if the Closing shall not have occurred on or before November 30, 2010 (the “Termination Date”);
     (e) by any Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, judgment, decree or other action shall have become final and nonappealable or if there shall be adopted any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited (provided, however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement, including the obligations of the Parties under Section 7.08(a) and 7.08(c), has been the cause of or resulted in the action or event described in this Section 11.01(e));
     (f) by Buyer if (i) the aggregate amount of the Defect Values for all Title Defects and Identified Claims determined in accordance with Article IV, plus (ii) the aggregate amount of the Environmental Defect Values for all Environmental Defects determined in accordance with Article IV, exceeds $51,500,000 (the “Aggregate Default Threshold”); or
     (g) by Buyer, if Assets having an aggregate Allocated Value constituting more than ten percent of the Purchase Price shall be damaged or destroyed by fire or other casualty, or shall be taken in condemnation or under the right of eminent domain, or proceedings for such purpose shall be pending or threatened;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in material breach of any provision of this Agreement.
     Section 11.02 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 11.01, all rights and obligations of the Parties under this Agreement shall terminate without further liability or obligation of any Party to the other Parties hereunder, except that:
     (a) the rights and obligations of Buyer under Section 4.08 shall survive any termination of this Agreement;
     (b) no termination of this Agreement (and nothing else in this Agreement) shall relieve Sellers from any liability for any willful and intentional breach of this Agreement by any Seller or for actual fraud involving a knowing and intentional misrepresentation of a material fact (“Fraud”) by any Seller and all rights and remedies of Buyer under this Agreement in the case of any such willful and intentional breach or Fraud, at law and in equity, shall be preserved, including the right to recover all reasonable costs incurred by Buyer, including reasonable attorneys’ fees and expenses; and
     (c) if this Agreement is terminated by (i) Sellers pursuant to Section 11.01(b) (including as a result of Buyer’s failure to close the transactions contemplated by this Agreement in violation of this Agreement) or (ii) Buyer pursuant to Section 11.01(f), then Buyer shall pay to Sellers $20,000,000 in the aggregate (the “Termination Payment”), which payment shall be the sole and exclusive remedy available to Sellers as a result of such termination. Upon such a termination, within three Business Days of the designation in a written notice delivered by Sellers’ Representative to the Buyer of an account for the payment of the Termination Payment, Buyer shall pay the Termination Payment by means of a completed federal funds transfer to such account. The Parties acknowledge and agree that (1) Sellers’ actual damages upon such a termination would be difficult to ascertain with any certainty, (2) that the Termination Payment is a reasonable estimate of such actual damages, and (3) such liquidated damages do not constitute a penalty.
Notwithstanding anything to the contrary in this Agreement, the Parties agree that:
     (A) the remedies set forth in this Section 11.02 and the specific performance remedies set forth in Section 15.10, plus recovery of any reasonable costs pursuant to Section 11.03, shall be the sole and exclusive remedies of Buyer against Sellers and any of their respective former, current or future partners, members, shareholders, owners, officers, directors, managers, employees, agents or representatives for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, except in the case of a willful and intentional breach or Fraud as described in Section 11.02(b);
     (B) the remedies set forth in this Section 11.02 shall be the sole and exclusive remedies of Sellers against Buyer and any of its former, current or future partners, members, shareholders, owners, officers, directors, managers, employees, agents or representatives for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated;
     (C) except to the extent otherwise provided in this Section 11.02, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement; and
     (D) the payment of the Termination Payment to Sellers in the circumstances specified in Section 11.02(c)(ii) is not a penalty, but is liquidated damages in a reasonable amount that will compensate Sellers in the circumstances in which such amount is payable for the efforts and resources expended by Sellers and any opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
     Section 11.03 Attorneys’ Fees, Etc. Except as otherwise provided in Article XIV, if any Party resorts to legal proceedings to enforce this Agreement, including arbitration, the prevailing Party in such proceedings shall be entitled to recover all reasonable costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a third party claim for which a Party is seeking indemnification under this Agreement, REGARDLESS OF WHETHER SUCH DAMAGES ARE CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OTHER PARTY.
ARTICLE XII
OBLIGATIONS AND INDEMNIFICATION
     Section 12.01 Sellers’ Retained Obligations. Sellers hereby retain all costs, expenses, liabilities and obligations of Sellers and their respective affiliates related, applicable or attributable to (a) personal injury, property damage or death claims related to the Assets which arise from circumstances occurring prior to the Closing Date; (b) the mis-payment or nonpayment of royalties, rentals, shut-in payments, revenues and other payments out of production attributable to the Assets prior to the Closing Date, together with related fines, penalties and interest including all fines, penalties and interest with respect to the Suspense Accounts for all periods prior to the Closing Date; (c) the mis-payment or nonpayment of ad valorem, property, severance, production, franchise and similar taxes attributable to the Assets prior to the Effective Time, together with related fines, penalties and interest; (d) any suit, action, proceeding, lawsuit or other litigation relating to the ownership or operation of the Assets on or before the Closing Date; (e) any disputes relating to the proper billing or payment of joint interest billing accounts related to the ownership or operation of the Assets prior to the Closing Date; (f) the Plans, any other employee benefit plans and the employees of each Seller and their respective affiliates (including, for the period on or before the Closing Date, with respect to the Employees hired by Buyer or any of its affiliates); (g) any and all income taxes, franchise taxes, and similar taxes imposed on any Seller that are based on net income, gross income, or gross receipts, regardless of whether such taxes arose before or after the Effective Time; and (h) the ownership and operation of any assets or properties of the Sellers other than the Assets before or after the Closing Date (collectively, the “Retained Obligations”). Notwithstanding anything to the contrary in this Section 12.01 or in Section 12.02, with respect to any Additional Asset that is transferred to Buyer after the Closing pursuant to the terms of this Agreement, Sellers shall retain all costs, expenses, liabilities and obligations with respect such Additional Asset relating to the ownership or operation of such Additional Assets prior to the date of the transfer of such Additional Assets to Buyer, in addition to retaining any other costs, expenses, liabilities, and obligations with respect to such Additional Assets that are defined as Retained Obligations pursuant to the first sentence of this Section 12.01, and any such costs, expenses, liabilities and obligations shall be deemed to be Retained Obligations for all purpose of this Agreement.
     Section 12.02 Buyer’s Assumed Obligations. Provided that the Closing occurs, except (i) to the extent Sellers are obligated to indemnify any Buyer Indemnitee under Section 12.04, and (ii) for the Retained Obligations, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof, including those arising out of (a) the terms of the Surface Rights, Contracts, Leases or Subject Interests comprising part of the Assets, whether attributable to periods before or after the Effective Time, (b) Gas Imbalances, whether attributable to periods before or after the Closing Date, (c) the Suspense Accounts, and any fines, penalties or interest due with respect thereto solely for periods from and after the Effective Time; (d) the physical condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, whether attributable to periods before or after the Effective Time; (f) obligations to restore the surface of the Subject Interests and obligations to bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests), whether attributable to periods before or after the Effective Time; and (g) any other duty, obligation, event, condition or liability expressly assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”).
     Section 12.03 Buyer’s Indemnification. PROVIDED THAT THE CLOSING OCCURS AND SUBJECT TO SECTIONS 11.03 AND 15.13, EXCEPT TO THE EXTENT SELLERS HAVE AN INDEMNITY OBLIGATION UNDER SECTION 12.04, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS EACH SELLER, AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE FORMER, CURRENT OR FUTURE, PARTNERS, MEMBERS, SHAREHOLDERS, OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SELLER INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (“LOSSES”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO THE ASSUMED OBLIGATIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES EXCLUDING ANY LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO ANY SELLER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     Section 12.04 Sellers’ Indemnification. PROVIDED THAT THE CLOSING OCCURS AND SUBJECT TO SECTIONS 11.03, 12.05 AND 15.13, SELLERS SHALL JOINTLY AND SEVERALLY RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE FORMER, CURRENT OR FUTURE, PARTNERS, MEMBERS, SHAREHOLDERS, OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO (A) THE RETAINED OBLIGATIONS, OR (B) ANY INACCURACY OR BREACH OF (I) ANY REPRESENTATION OR WARRANTY OF ANY SELLER SET FORTH IN ARTICLE V OR (II) ANY COVENANT, OBLIGATION OR AGREEMENT OF ANY SELLER CONTAINED IN THIS AGREEMENT THAT BY ITS TERMS IS TO BE PERFORMED AFTER THE CLOSING, IN EACH CASE REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES

EXCLUDING ANY LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO ANY BUYER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     Section 12.05 Limits on Indemnification. Subject to Section 15.13, no Seller will have any liability under Section 12.04(B) for claims for indemnification as a result of, arising out of or related to any inaccuracy or breach of any representation or warranty of any Seller set forth in Article V that survives the Closing until the Buyer Indemnitees have aggregate Losses equal to $25,000,000 arising from such types of claims for indemnification, and then the recoverable Losses under Section 12.04(B) for such types of claims for indemnification shall include the entire amount of such Losses in excess of $10,000,000; provided that the foregoing limitation shall not apply to Losses arising from claims for a breach of the representations and warranties of Sellers set forth in Sections 5.01 through Section 5.06 or Section 5.31.
     Section 12.06 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:
     (a) The term “Indemnifying Party”, as used in this Agreement in connection with particular Losses, means the party or parties having an obligation to indemnify another party or parties with respect to such Losses pursuant to this Agreement. The term “Indemnified Party”, as used in this Agreement in connection with particular Losses shall mean the party or parties having the right to be indemnified with respect to such Losses by another party or parties pursuant to this Agreement.
     (b) To make a claim for indemnification under this Agreement, an Indemnified Party shall provide written notice (the “Claim Notice”) to the Indemnifying Party of its claim under this Section 12.06, specifying in such Claim Notice, in reasonable detail, the nature and basis for such claim for indemnification under this Agreement. In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third-Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third-Party Claim; provided that the failure of an Indemnified Party to give notice of a Third-Party Claim as provided in this Section 12.06 shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third-Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third-Party Claim.
     (c) In the case of a claim for indemnification based upon a Third-Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its responsibility to defend the Indemnified Party against such Third-Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

     (d) If the Indemnifying Party admits its responsibility to defend the Indemnified Party against such Third-Party Claim, it shall have the right and obligation to diligently defend the Third-Party Claim, at its sole cost and expense. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third-Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 12.06. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third-Party Claim or (ii) settle any claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
     (e) If the Indemnifying Party does not admit its responsibility to defend the Indemnified Party against such Third-Party Claim or admits its responsibility but fails to diligently prosecute or settle the Third-Party Claim, then the Indemnified Party shall have the right to defend against the Third-Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third-Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its responsibility for a Third-Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its responsibility for the Third-Party Claim and (ii) if responsibility is so admitted, reject, in its reasonable judgment, the proposed settlement.
     (f) In the case of a claim for indemnification not based upon a Third-Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its responsibility for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.
     Section 12.07 Offset Rights and Limitations. If any amounts are determined as owing by any Seller to any Buyer Indemnitee as a result of a claim pursuant to this Article XII and such amounts are not paid to such Buyer Indemnitee within five Business Days after the Buyer Indemnitee makes demand therefor, then Buyer may elect (but shall not be required to elect and may pursue remedies directly against the Sellers) to offset against the unpaid balance of principal and interest on the Promissory Note any such amount so owed. If Buyer chooses to offset against the Promissory Note in accordance with this Section 12.07 any amounts finally determined as owing by any Seller to a Buyer Indemnitee, Buyer shall give notice to Sellers’ Representative of its decision. As a condition to any assignment of the Promissory Note, any transferee of the Promissory Note (other than Buyer or its affiliates), shall be required to acknowledge and agree in writing that the Promissory Note will be subject to Buyer’s right of offset under this Section 12.07 in the event that amounts are owing to any Buyer Indemnitee from any Seller as a result of a claim pursuant to this Article XII.
     Section 12.08 Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE XII BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS ARTICLE XII, BUT LIMITED TO THE EXTENT PROVIDED THEREIN, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNITEE’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED IN THIS ARTICLE XII, THE INDEMNITIES SET FORTH IN THIS ARTICLE XII SHALL APPLY TO AN INDEMNITEE’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.
ARTICLE XIII
DISCLAIMERS REGARDING REPRESENTATIONS AND WARRANTIES;
AND CASUALTY LOSSES
     Section 13.01 Disclaimers of Representations and Warranties. The express representations and warranties of Sellers and Buyer contained in this Agreement and the Assignment, Office Assignment, Office Deed or any other document executed pursuant to this Agreement, are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT AND IN THE ASSIGNMENT, OFFICE ASSIGNMENT, OFFICE DEED OR ANY OTHER DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT, BUYER ACKNOWLEDGES THAT NO SELLER HAS MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF ANY SELLER, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT TO THIS AGREEMENT, EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED

OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT, SUBJECT TO THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT TO THIS AGREEMENT, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW.
     Section 13.02 Casualty Loss.
     (a) Subject to Section 11.01(g) and 13.02(b), if after the date of this Agreement and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price.
     (b) Notwithstanding Section 13.02(a), in the event of any loss described in Section 13.02(a), at the Closing Sellers shall pay to Buyer all sums paid to Sellers by third parties by reason of the destruction or taking of such Assets, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, titles and interests of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking.
ARTICLE XIV
DISAGREEMENT RESOLUTION
     Section 14.01 Disagreements.
     (a) Scope; Appointment of Referee. All disputes among the Parties regarding Title Defects, Identified Claims, Defect Values, Environmental Defects or Environmental Defect Values, or calculation of the Final Statement or revisions thereto (“Disagreements”) shall be exclusively and finally resolved pursuant to this Article XIV. If the Parties are unable to reach resolution as to any such outstanding Disagreement within five days following delivery of a written notice from either Buyer or Sellers’ Representative to the other Parties that Buyer or

Sellers’ Representative, as applicable, intends to submit such Disagreement to the Referee for resolution pursuant to this Article XIV, then any Party may, by written notice to the other Parties (a “Referee Election Notice”), elect to submit such Disagreement to a single arbitrator (the “Referee”), who shall be selected by mutual agreement of Buyer and Sellers’ Representative within 15 days after the delivery of such Referee Election Notice in accordance with following:
     (i) in the case of any Disagreement regarding Title Defects or Defect Values, the Referee shall be a title attorney with at least 20 years experience in oil and gas titles involving properties in the regional area in which the Assets with respect to which such Title Defects are alleged or with respect to which such Defect Values in dispute are located and who is licensed to practice law in the state in which such Assets are located;
     (ii) in the case of any Disagreement regarding Environmental Defects or Environmental Defect Values, the Referee shall be an environmental consultant with at least 20 years experience involving properties in the regional area in which the Assets with respect to which such Environmental Defects are alleged or with respect to which such Environmental Defect Values in dispute are located;
     (iii) in the case of any Disagreement regarding the calculation of the Final Statement or revisions thereto, the Referee shall be a senior partner of a independent accounting firm mutually acceptable to Buyer and Sellers’ Representative;
     (iv) in the case of any Disagreement regarding an Identified Claim, the Referee shall be a person qualified by education, experience and training to render a decision upon the matter in dispute;
     (v) in the case of any Disagreement, the Referee shall not have had a substantial relationship with any Party or any affiliate of any Party during the two years prior to such selection;
     provided that, in any case, in the absence of such agreement within 15 days of the delivery of the Referee Election Notice, the Referee shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) notwithstanding the selection method and criteria set forth in clauses (i)-(v) above.
     (b) Additional Procedures. All proceedings under this Article XIV shall be held in Santa Fe, New Mexico and shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Article XIV. The Referee’s final determination shall be made within 21 days after submission of the matters in dispute to the Referee, and the Referee shall agree to comply with this schedule before accepting appointment. In making its determination, the Referee shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Referee are necessary to make a proper determination. The Referee, however, may not determine that a (a) Defect Value of a Title Defect or Defect Value of an Identified Claim is greater than the Defect Value claimed by Buyer in its applicable Defects Notice or (b) Environmental Defect

Value is greater than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defects Notice. The Referee shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Identified Claims, Defect Values, Environmental Defects or Environmental Defect Values, or calculation of the Final Statement or revisions thereto submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Each Seller and Buyer shall each bear their own legal fees and other costs of presenting its case. Sellers (collectively) and Buyer shall each bear one-half of the costs and expenses of the Referee.
     (c) Waiver. Notwithstanding anything to the contrary in this Agreement, at any time Buyer may waive any Title Defect, Identified Claim, Defect Value, Environmental Defect or Environmental Defect Value previously asserted by Buyer.
     (d) Binding Nature. The decision and award of the Referee with respect to any arbitration under this Article XIV shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.
     (e) Confidentiality. Except to the extent necessary to enforce a decision and award of the Referee, to enforce other rights of the Parties hereunder, or as required by applicable law or the rules of any stock exchange on which the securities of any Party or any of its affiliates are listed or are in the process of being listed, the Referee and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XIV, any decision and award of the Referee and all documents prepared and submitted by another Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XIV.
ARTICLE XV
MISCELLANEOUS
     Section 15.01 Names. As soon as reasonably possible after the Closing, but in no event later than 180 days after the Closing, Buyer shall remove the names of each Seller and each of their respective affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of any Seller or any of their respective affiliates, or any variations thereof.
     Section 15.02 Expenses. Buyer shall pay all recording fees arising from the recordation of the Assignment and the other documents delivered at Closing, except that Sellers shall pay all recording fees arising from the recordation of the lien release documents delivered by Sellers at Closing. Except as otherwise expressly provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and no Party shall be entitled to any reimbursement for such expenses from any other Party.

     Section 15.03 Document Retention. As used in this Section 15.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Sellers pursuant to the provisions of this Agreement (other than those that Sellers have retained either the original or a copy of), including: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than three years following the Closing Date (or for such longer period as may be required by law), and shall allow each Seller or and each of their respective representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Each Seller shall have the right during such period to make copies of the Documents at such Seller’s expense.
     Section 15.04 Entire Agreement. This Agreement, the documents to be executed pursuant to this Agreement, and the Exhibits, Schedules and Drilling Plan constitute the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.
     Section 15.05 Waiver. Unless it is a waiver which is deemed to have been made automatically at the expiration of a time limit under this Agreement, any waiver of any of the provisions of this Agreement must be in writing executed by the waiving party and no such waiver shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 15.06 Publicity. Sellers shall consult with Buyer with regard to all publicity and other disclosures concerning this Agreement (including any term or condition hereof), the transactions contemplated hereby, the status of such transactions and the negotiations related thereto, and, except as required by applicable law, no Seller shall issue any publicity or press release without the prior consent of Buyer, such consent not to be unreasonably withheld.
     Section 15.07 No Third Party Beneficiaries. Except as provided in Sections 12.03 and 12.04, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.
     Section 15.08 Assignment. Except for Buyer’s right to assign its rights and obligations under this Agreement to one or more affiliates of Buyer prior to Closing (in which event Buyer shall have no further obligations under this Agreement) and except as provided in Section 15.16, no Party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other Parties and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

     Section 15.09 Jury Waiver. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     Section 15.10 Certain Remedies. Each Seller acknowledges and agrees that its breach of this Agreement would cause irreparable damage to Buyer and that Buyer will not have an adequate remedy at law. Therefore, the obligations of each Seller under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for by Buyer and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Buyer may have under this Agreement or otherwise.
     Section 15.11 Notices. Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or overnight courier to the addresses for Sellers and Buyer set forth below or by facsimile to the facsimile numbers for Sellers and Buyer set forth below. Any such notice shall be deemed to have been delivered (a) as of the date of delivery if it is delivered in person or by overnight courier, (b) on the date receipt is acknowledged if delivered by U.S. Mail postage prepaid, return receipt requested or (c) on the date sent by facsimile with confirmation of transmission by the transmitting equipment if sent by facsimile.

Addressed to:		With a copy (which shall not constitute notice) to:

Any Seller:	c/o Sellers’ Representative	James E. Haas
	P.O. Box 810	Losee, Carson & Haas, P.A.
	Artesia, New Mexico 88210	P.O. Box 1720
	Attention: Johnny C. Gray	Artesia, New Mexico 88210
	Fax No.: (575) 746-2523	Fax No.:(575) 746-6316

Buyer:	Concho Resources Inc.
550 West Texas Avenue
Suite 100
Midland, Texas 79701
Attention: General Counsel
Fax No.: 432.687.8012
Any Party may, by written notice so delivered to the other Parties, change its address for notice purposes under this Agreement.
     Section 15.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
     Section 15.13 Survival. The representations and warranties of Sellers set forth in Sections 5.01 through 5.31 shall terminate as of the Closing Date and shall thereafter be of no force or effect to the extent and only to the extent that such representations and warranties relate in any way to the environmental condition of the Assets or the compliance by Sellers or the Assets with Environmental Laws (in each case specifically excluding representations regarding offsite disposal of any wastes, pollutants, contaminates, hazardous material or other material or substances on, in or below any properties not included in the Assets). Except as set forth in the preceding sentence, (a) the representations and warranties of Sellers set forth in Sections 5.07 through Section 5.30 and the representations and warranties of Buyer set forth in Section 6.06 shall survive the Closing for a period of 18 months, (b) the representations and warranties of Sellers set forth in Sections 5.01 through 5.06 and Section 5.31 and the representations and warranties of Buyer set forth in Sections 6.01 through 6.05 shall survive until the date which is six months after the expiration of any applicable statute of limitations, (c) the covenants, obligations and agreements contained in this Agreement that by their terms are to be performed prior to or at the Closing shall terminate and be of no further force and effect as of the Closing, (d) the covenants, obligations and agreements contained in Sections 7.14, 7.15, 10.06, 10.09, 11.03, 12.07 and 15.17 that by their terms are to be performed after the Closing shall survive until fully discharged and (e) all other covenants, obligations and agreements contained in this Agreement that by their terms are to be performed after the Closing shall survive until the seventh anniversary of the Closing; provided however, that any indemnification obligations under this Agreement shall not terminate with respect to any Losses as to which the Indemnified Party has provided a Claim Notice to the Indemnifying Party in accordance with Section 12.06 before the termination of the applicable survival period described in this sentence.
     Section 15.14 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.
     Section 15.15 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.
     Section 15.16 Tax Deferred Exchange. Sellers and Buyer agree that either or both of Sellers and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under section 1031 of the Code (an “Exchange”). Each Party agrees to use reasonable efforts to cooperate with the other Parties in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Sellers and Buyer shall have the right at any time prior to Closing to assign its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation title holder shall have taken all steps necessary to own the Assets under applicable law. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of their respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Parties, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold each other Party, its affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Parties but for the electing Party’s Exchange election.
     Section 15.17 Sellers’ Representative. Notwithstanding any provision of this Agreement to the contrary, each Seller hereby appoints Johnny C. Gray to serve as its exclusive representative and agent (“Sellers’ Representative”) under this Agreement for the purpose of (i) exercising and performing, on their behalf, all of such Seller’s rights and duties under this Agreement, (ii) waiving or accepting obligations or conditions pursuant to Article VIII, (iii) terminating this Agreement pursuant to Article XI, (iv) giving and receiving of notices, requests and consents under this Agreement and any other agreement executed in connection with this Agreement, (v) making of adjustments to the Purchase Price, (vi) receiving of the Purchase Price and any other payments due to any Seller under this Agreement, (vii) the allocating and distributing of the Purchase Price and any other payments due to any Seller, and (viii) executing and delivering any written instructions to the Buyer regarding the payment of the Termination Payment in accordance with this Agreement. Buyer may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made by Sellers’ Representative with respect to the foregoing described matters on behalf of any Seller as fully and effectively as though each had done, performed, made or executed the same. Each Seller shall jointly and severally indemnify Buyer for claims arising out of or related to Buyer’s reliance pursuant to this Section 15.17.
     Section 15.18 Interpretation. This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision of this Agreement, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:
     (a) A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.
     (b) If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any of the Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the Parties, the provisions of transaction documents actually executed shall take precedence.
     (c) The Exhibits and Schedules referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.
     (d) The omission of certain provisions of this Agreement from the Assignment, Office Assignment or Office Deed does not constitute a conflict or inconsistency between this Agreement and the Assignment, Office Assignment or Office Deed, and will not effect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment, Office Assignment and Office Deed by reference.
     (e) The word “includes” and its derivatives means “includes, but not limited to” and corresponding derivative meanings.
     (f) The word “or” is not exclusive.
     (g) The Article, Section, Exhibit, Schedule, subsection or other subdivision references in this Agreement refer to the Articles, Sections, Exhibits, Schedules, subsections and other subdivisions of this Agreement, unless expressly provided otherwise.
     (h) References in any Section or Article or definition to any clause means such clause of such Section, Article or definition.
     (i) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.
     (j) The Table of Contents, Index of Defined Terms and the headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.
     (k) The plural shall be deemed to include the singular, and vice versa.
     (l) References to any gender include each other gender.

     (m) As used in this Agreement, the phrases “to Sellers’ knowledge,” “to the knowledge of Sellers,” and similar phrases shall mean to the actual or constructive knowledge of any officer or employee of any Seller actively involved in the management or operation of any of the Assets, in each case, after due inquiry.
     (n) As used in this Agreement, “affiliate” means, with respect to any person, each other person directly or indirectly controlling, controlled by or under common control with such person.
     (o) As used in this Agreement, “law” means any law, statute, ordinance, order, writ, decree, judgment, rule, regulation or authorization of any Governmental Authority.
     (p) As used in this Agreement, “person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
     (q) As used in this Agreement, the term “Business Day” means any day on which national banks are open for business in Midland, Texas.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, each of the Parties have executed and delivered this Agreement as of the date first set forth above.

SELLERS:

MARBOB ENERGY CORPORATION

By:	/s/ Johnny C. Gray

Name:	Johnny C. Gray
Title:	President of Marbob Energy Corporation

By:	/s/ Doug Chandler

Name:	Doug Chandler
Title:	Vice President of Marbob Energy Corporation

/s/ Johnny C. Gray

Johnny C. Gray, shareholder of Marbob Energy Corporation

/s/ Terry L. Chandler

Terry L. Chandler, shareholder of Marbob Energy Corporation

/s/ Johnny C. Gray

Johnny C. Gray , in the capacity as trustee of the J.C. Gray Trust, shareholder of Marbob Energy Corporation

/s/ Terry L. Chandler

Terry L. Chandler , in the capacity as trustee of the T.L. Chandler Trust, shareholder of Marbob Energy Corporation
Signature Page 1 of 5
Asset Purchase Agreement

SELLERS:

PITCH ENERGY CORPORATION

By:	/s/ Johnny C. Gray

Name:	Johnny C. Gray
Title:	President of Pitch Energy Corporation

By:	/s/ Doug Chandler

Name:	Doug Chandler
Title:	Vice President of Pitch Energy Corporation

/s/ Johnny C. Gray

Johnny C. Gray , in the capacity as trustee of the J.C. Gray Trust, shareholder of Pitch Energy Corporation

/s/ Terry L. Chandler

Terry L. Chandler , in the capacity as trustee of the T.L. Chandler Trust, shareholder of Pitch Energy Corporation
Signature Page 2 of 5
Asset Purchase Agreement

SELLERS:

COSTAPLENTY ENERGY CORPORATION

By:	/s/ Johnny C. Gray

Name:	Johnny C. Gray
Title:	President of Costaplenty Energy Corporation

By:	/s/ Doug Chandler

Name:	Doug Chandler
Title:	Vice President of Costaplenty Energy Corporation

By:	/s/ Raye Miller

Name:	Raye Miller
Title:	Attorney-in-Fact for Costaplenty Energy Corporation
Signature Page 3 of 5
Asset Purchase Agreement

SELLERS:

JOHN R. GRAY, LLC

By:	/s/ Johnny C. Gray

Name:	Johnny C. Gray
Title:	Manager of John R. Gray, LLC

By:	/s/ Raye Miller

Name:	Raye Miller
Title:	Assistant Manager of John R. Gray, LLC

By:	/s/ Dean Chumbley

Name:	Dean Chumbley
Title:	Assistant Manager of John R. Gray, LLC

/s/ Johnny C. Gray

Johnny C. Gray , in the capacity as trustee of the J.C. Gray Trust, member of John R. Gray, LLC

/s/ Terry L. Chandler

Terry L. Chandler , in the capacity as trustee of the T.L. Chandler Trust, member of John R. Gray, LLC
Signature Page 4 of 5
Asset Purchase Agreement

BUYER:

CONCHO RESOURCES INC.

/s/ Timothy A. Leach

Name:	Timothy A. Leach
Title:	Chief Executive Officer
Signature Page 5 of 5
Asset Purchase Agreement

LIMITED JOINDER AGREEMENT
     Reference is hereby made to that certain Asset Purchase Agreement, dated July 19, 2010 (the “Purchase Agreement”), by and among Marbob Energy Corporation, a New Mexico corporation, Pitch Energy Corporation, a New Mexico corporation, Costaplenty Energy Corporation, a New Mexico corporation, John R. Gray, LLC, a New Mexico limited liability company (the foregoing, collectively, “Sellers,” and each such person individually a “Seller”) and Concho Resources Inc., a Delaware corporation. Capitalized terms used but not defined in this Spousal Agreement have the meanings ascribed to them in the Purchase Agreement.
     The undersigned (“Owner”) hereby represents that Owner is the owner of a portion of the Residence Property (the “Owned Residence Property”) referred to in Section 7.14 of the Purchase Agreement. Owner hereby agrees to comply with all covenants agreed to or enforceable against Sellers or their affiliates in Section 7.14 of the Purchase Agreement as if Owner were a Party to the Purchase Agreement for purposes of such Section 7.14 in connection with any Disposition by Owner of (i) any portion of the Owned Residence Property or (ii) any other portion of the Residence Property that is subsequently Disposed of to Owner. With respect to the preferential rights to purchase contained in Section 7.14 of the Purchase Agreement, Owner acknowledges (a) the receipt of adequate consideration for his signature hereto and (b) that this agreement and the Purchase Agreement shall be deemed to contain sufficient words of grant to effect the purposes and terms of the preferential rights to purchase set forth in Section 7.14 of the Purchase Agreement.

/s/ Johnny C. Gray

Name:	Johnny C. Gray
Date:	July 19, 2010
Spousal Consent
     The undersigned is the spouse of the Owner (“Spouse”) and is aware of, understands and consents to the provisions of this agreement and its binding effect upon any community property interest or marital settlement awards Spouse may now or hereafter own or receive, and agrees that the termination of her and Owner’s marital relationship shall not have the effect of removing any property otherwise subject from coverage under this agreement. Spouse hereby agrees to comply with all covenants agreed to or enforceable against Sellers or their affiliates in Section 7.14 of the Purchase Agreement as if Spouse were a Party to the Purchase Agreement for purposes of such Section 7.14 in connection with any Disposition by Spouse of any portion of the Residence Property that is subsequently Disposed of to Spouse. With respect to the preferential rights to purchase contained in Section 7.14 of the Purchase Agreement, Spouse acknowledges (a) the receipt of adequate consideration for her signature hereto and (b) that this agreement and the Purchase Agreement shall be deemed to contain sufficient words of grant to effect the purposes and terms of the preferential rights to purchase set forth in Section 7.14 of the Purchase Agreement.

/s/ Terry E. Gray

Name:	Terry E. Gray
Date:	July 19, 2010